Exhibit 10.17

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

EXECUTION VERSION

COLLABORATION AND LICENSE AGREEMENT

by and among

Vir Biotechnology, Inc.

and

Alnylam Pharmaceuticals, Inc.

Dated as of October 16, 2017

EXECUTION VERSION

i

EXECUTION VERSION

ARTICLE VII FINANCIAL PROVISIONS		39
7.1	Upfront Fee	39
7.2	License Grant Equity Consideration	39
7.3	Development and Regulatory Milestone Fees	39
7.4	Sales Milestone Fees	40
7.5	Royalties	41
7.6	Program Transaction Revenue	43
7.7	Payments	44
7.8	Reporting	44
7.9	Audits	44
7.10	Currency Exchange	45
7.11	Manner of Payment	45
7.12	Tax Withholding	45
7.13	Other Tax Liability	46
7.14	Late Payments	46
7.15	Blocked Payments	46

ARTICLE VIII INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED MATTERS		46
8.1	Inventorship	46
8.2	Ownership	46
8.3	Prosecution and Maintenance of Patent Rights	46
8.4	Cooperation	48
8.5	Patent Expenses	48
8.6	Patent Term Extension	49
8.7	Third Party Infringement	49
8.8	Trademarks	51

ARTICLE IX CONFIDENTIAL INFORMATION		51
9.1	Nondisclosure Obligation	51
9.2	Publication and Publicity	52

ARTICLE X REPRESENTATIONS, WARRANTIES AND COVENANTS		54
10.1	Mutual Representations and Warranties	54
10.2	Representations, Warranties and Covenants of Alnylam	55
10.3	Representations and Warranties of Vir	57
10.4	No Warranties	57
10.5	Additional Covenants	57

ARTICLE XI TERM AND TERMINATION		58
11.1	Term	58
11.2	Termination Rights	58
11.3	Effect of Termination	59
11.4	Effect of Expiration or Termination; Survival	61

ARTICLE XII INDEMNIFICATION		62
12.1	General Indemnification	62
12.2	Indemnification Procedure	62
12.3	General Limitation of Liability	63
12.4	Insurance	63

ii

EXECUTION VERSION

ARTICLE XIII DISPUTE RESOLUTION		63
13.1	Dispute Resolution	63
13.2	Arbitration	63
13.3	Baseball Arbitration	64

ARTICLE XIV MISCELLANEOUS		65
14.1	Governing Law	65
14.2	Waiver of Jury Trial	65
14.3	Assignment	66
14.4	Entire Agreement; Amendments	66
14.5	Notices	66
14.6	Force Majeure	67
14.7	No Strict Construction	67
14.8	Headings	67
14.9	No Implied Waivers; Rights Cumulative	67
14.10	Severability	67
14.11	Interpretation	67
14.12	Actions of Affiliates	68
14.13	Relationship of the Parties	68
14.14	Binding Effect; No Third Party Beneficiaries	68
14.15	Further Assurances	68
14.16	Counterparts	68

iii

EXECUTION VERSION

COLLABORATION AND LICENSE AGREEMENT

THIS COLLABORATION AND LICENSE AGREEMENT (this “Agreement”) is entered into as of October 16, 2017 (the “Effective Date”), by and among Vir Biotechnology, Inc., a Delaware corporation, having a place of business at 499 Illinois Street, San Francisco, CA 94158 (“Vir”), and Alnylam Pharmaceuticals, Inc., a Delaware corporation, having a place of business at 300 Third Street, 3rd Floor, Cambridge, Massachusetts 02142, USA (“Alnylam”).

INTRODUCTION

1. Vir is engaged in the business of developing therapeutic products to treat infectious disease.

2. Alnylam has developed, acquired and licensed technology useful for the development, manufacture, characterization, and commercialization of therapeutic products that function through the mechanism of RNAi, including the proprietary compounds known as ALN-HBV and ALN-HBV02, and the Parties desire to research, develop and commercialize RNAi products for certain infectious disease targets.

3. Alnylam desires to grant licenses to such technology to Vir, and the Parties desire to collaborate on certain development activities, in each case upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Alnylam and Vir agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. For the purpose of this Agreement, the following terms, whether used in singular or plural form, shall have the respective meanings set forth below:

1.1.1 “Abandoned ID Target” shall have the meaning set forth in Section 3.3(b).

1.1.2 “Accounting Period” shall have the meaning set forth in Section 7.7.

1.1.3 “Achievement of Human POC” shall mean that the Parties reasonably determine that the results from the POC Study support the continuation of preparation and conduct of a Phase II Study and that [***] based on the results of the POC Study.

1.1.4 “Acquired Party” shall have the meaning set forth in Section 6.7.

1.1.5 “Acquirer” shall have the meaning set forth in Section 6.7.

1.1.6 “Additional Alnylam Activity” shall mean any Development activity for ALN-HBV02 that (a) is outside of the then-current applicable HBV Development Plan, (b) is reasonably required to support the preparation of an IND for ALN-HBV02 in a Major Market, and (c) will not, [***] materially adversely impact the HBV Program.

EXECUTION VERSION

1.1.7 “Additional Alnylam In-Licenses” shall mean the agreements set forth in Section 2 of Schedule A.

1.1.8 “Additional Funding Activity” shall mean any Development activity for ALN-HBV02 that (a) is outside of the then-current applicable HBV Development Plan, (b) is reasonably required to support the Completion of a POC Study for ALN-HBV02 (for clarity, including any Additional Alnylam Activity), and (c) will not, [***] materially adversely impact the HBV Program.

1.1.9 “Affiliate” shall mean any Person who directly or indirectly controls or is controlled by or is under common control with another Person. For purposes of this definition, “control” or “controlled” shall mean, with respect to a Person, (a) any corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by such Person; (b) any corporation or business entity which, directly or indirectly, owns, controls or holds fifty percent (50%) (or the maximum ownership interest permitted by Law) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of such Person; or (c) any corporation or business entity, of which fifty percent (50%) or more of the securities or other ownership interests representing the equity of such corporation or business entity is directly or indirectly owned, controlled or held by the same corporation, business entity or security holders, or holders of ownership interests, that own, control or hold fifty percent (50%) or more of the securities or other ownership interests representing the equity or the voting stock of such Person.

1.1.10 “Agreement” shall have the meaning set forth in the Preamble, and shall include, for the avoidance of doubt, all Exhibits and Schedules attached hereto.

1.1.11 “Alliance Manager” shall have the meaning set forth in the Section 2.3(a).

1.1.12 “ALN-HBV” shall mean an siRNA Controlled by Alnylam, comprising the [***], as further described on Schedule B.

1.1.13 “ALN-HBV Study” shall mean the Clinical Study of ALN-HBV, protocol #2015-004360-10, A Phase 1/2, Randomized, Single-Blind, Placebo-Controlled, Single-Ascending and Multiple-Ascending Dose, Safety, Tolerability, Pharmacokinetics, and Antiviral Efficacy Study of Subcutaneously Administered ALN-HBV in Healthy Adult Subjects and Non-cirrhotic Patients with Chronic Hepatitis B Virus (HBV) Infection.

1.1.14 “ALN-HBV02” shall mean an siRNA Controlled by Alnylam, comprising the [***], as further described on Schedule B.

1.1.15 “Alnylam” shall have the meaning set forth in the Preamble.

1.1.16 “Alnylam Collaboration IP” shall mean (a) any improvement, discovery or Know-How, patentable or otherwise, first conceived or reduced to practice or, with respect to inventions and discoveries other than patentable inventions, otherwise identified, discovered, made or developed, solely by individuals who are employees, agents or consultants of Alnylam or its Affiliates and Controlled by Alnylam at any time during the Term, in each case in the conduct of the Collaboration or otherwise under this Agreement, and (b) any Patent Rights that claim such improvements, discoveries or Know-How. Alnylam Collaboration IP excludes Alnylam’s interest in Joint Collaboration IP. Patent Rights constituting Alnylam Collaboration IP are either Alnylam Core Technology Patent Rights or Alnylam Product-Specific Patent Rights, as the case may be.

EXECUTION VERSION

1.1.17 “Alnylam Core Technology Patent Rights” shall mean Patent Rights Controlled by Alnylam at any time during the Term that are reasonably necessary or useful to Develop, Manufacture or Commercialize Licensed Products, in each case other than Alnylam Product-Specific Patent Rights and Patent Rights comprising Joint Collaboration IP. Alnylam Core Technology Patent Rights includes the Patent Rights set forth on Schedule C-1 and may include Patent Rights that constitute Alnylam Collaboration IP.

1.1.18 “Alnylam HBV Program Completion” shall have the meaning set forth in Section 3.1(a).

1.1.19 “Alnylam In-Licenses” shall mean (a) the Existing Alnylam In-Licenses and (b) any agreement between Alnylam (or its Affiliates) and a Third Party entered into after the Effective Date pursuant to which Alnylam acquires Control of Know-How or Patent Rights that are reasonably necessary or useful to Develop, Manufacture or Commercialize Licensed Products in the Field in the Territory (excluding any Unlicensed Component of a Combination Product), but in the case of any such agreement described in clause (b), solely to the extent that such agreement is designated as an Alnylam In-License pursuant to Section 6.6(b).

1.1.20 “Alnylam Indemnitees” shall have the meaning set forth in Section 12.1(a).

1.1.21 “Alnylam Intellectual Property” shall mean collectively, Alnylam Know-How, Alnylam Patent Rights, Alnylam Collaboration IP and Alnylam’s interest in Joint Collaboration IP.

1.1.22 “Alnylam Know-How” shall mean Know-How Controlled by Alnylam at any time during the Term that is reasonably necessary or useful to Develop, Manufacture and/or Commercialize Licensed Products in the Field in the Territory.

1.1.23 “Alnylam Patent Rights” shall mean Alnylam Core Technology Patent Rights and Alnylam Product-Specific Patent Rights.

1.1.24 “Alnylam Product-Specific Patent Rights” shall mean, with respect to a Licensed Product, Patent Rights Controlled by Alnylam at any time during the Term that solely claim (a) an siRNA contained in such Licensed Product, which siRNA is Directed to a Collaboration Target, and pharmaceutical compositions thereof; (b) such Licensed Product or specific components thereof to the extent such components are unique to such Licensed Product; (c) methods of using the compositions described in clause (a) or (b) above in the Field, or to be Directed to the Collaboration Target of such Licensed Product, or to inhibit expression of such Collaboration Target, and foreign equivalents of such method claims; (d) methods and compositions directed to the synthesis or analysis of the compositions described in clause (a) or (b); or (e) Alnylam Collaboration IP that is applicable solely to such Licensed Product; provided, however, that any such patents that include claims that are directed to subject matter applicable to siRNA or siRNA delivery in general will not be considered Alnylam Product-Specific Patent Rights but will be considered Alnylam Core Technology Patent Rights. Alnylam Product-Specific Patent Rights excludes Joint Collaboration IP, includes the Patent Rights set forth on Schedule C-2 and may include Patent Rights that constitute Alnylam Collaboration IP.

1.1.25 “Alnylam Product-Specific Collaboration IP” shall mean Alnylam Collaboration IP that relates to a Licensed Product or a Collaboration Target and does not (a) have general applicability to RNAi Products, (b) relate to RNAi Products other than a Licensed Product, or (c) relate to targets other than a Collaboration Target; excluding in each case any Alnylam Collaboration IP to the extent such Alnylam Collaboration IP specifically relates to or discloses any Licensed Product or Collaboration Target.

EXECUTION VERSION

1.1.26 “Applicable Accounting Standards” shall mean then current United States generally accepted accounting principles, consistently applied.

1.1.27 “Approved Product” shall have the meaning set forth in Section 7.3(b).

1.1.28 “Back-Up Product” shall have the meaning set forth in Section 7.3(b).

1.1.29 “Bankrupt Party” shall have the meaning set forth in Section 6.4.

1.1.30 “Bulk Drug Substance” shall mean an siRNA (including chemical modifications and covalent conjugates) or other active ingredient in bulk form manufactured for use as an active pharmaceutical ingredient in a Licensed Product.

1.1.31 “Business Day” shall mean a day on which banking institutions in both Boston, Massachusetts and San Francisco, California are open for business.

1.1.32 “Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 of each Calendar Year; provided, that (a) the first Calendar Quarter of the Term shall begin on the Effective Date and end on the first to occur of March 31, June 30, September 30 or December 31 thereafter and the last Calendar Quarter of the Term shall end on the last day of the Term, and (b) the first Calendar Quarter of a Royalty Term for a Licensed Product in a country shall begin on the First Commercial Sale of such Licensed Product in such country and end on the first to occur of March 31, June 30, September 30 or December 31 thereafter and the last Calendar Quarter of a Royalty Term shall end on the last day of such Royalty Term.

1.1.33 “Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided, that (a) the first Calendar Year of the Term shall begin on the Effective Date and end on the first December 31 thereafter and the last Calendar Year of the Term shall end on the last day of the Term, and (b) the first Calendar Year of a Royalty Term for a Licensed Product in a country shall begin on the First Commercial Sale of such Licensed Product in such country and end on the first December 31 thereafter and the last Calendar Year of the Term shall end on the last day of such Royalty Term.

1.1.34 “Challenge” shall have the meaning set forth in Section 11.2(d).

1.1.35 “Challenging Party” shall have the meaning set forth in Section 11.2(d).

1.1.36 “Change of Control” shall mean with respect to a Person, any of the following: (a) the sale or disposition of all or substantially all of the assets of such Person or its direct or indirect controlling Affiliate to a Third Party, other than to an entity of which more than fifty percent (50%) of the voting capital stock are owned after such sale or disposition by shareholders of such Person or its direct or indirect controlling Affiliate (in either case, whether directly or indirectly through any parent entity); or (b) (i) the acquisition by a Third Party, alone or together with any of its Affiliates, other than an employee benefit plan (or related trust) sponsored or maintained by such Person or any of its Affiliates, of more than fifty percent (50%) of the outstanding shares of voting capital stock of such Person or its direct or indirect controlling Affiliate, or (ii) the acquisition, merger or consolidation of such Person or its direct or indirect controlling Affiliate with or into another Person, other than, in the case of this clause (b), an acquisition or a merger or consolidation of such Person or its controlling Affiliate in which the holders of shares of voting capital stock of such Person or its controlling Affiliate, as the case may be, immediately prior to such acquisition, merger or consolidation will beneficially own, directly or indirectly, at least fifty percent (50%) of the shares of voting capital stock of the acquiring Third Party or the surviving corporation in such acquisition, merger or consolidation, as the case may be, immediately after such acquisition, merger or consolidation.

EXECUTION VERSION

1.1.37 “Clinical Study” shall mean any clinical study of a Licensed Product in humans.

1.1.38 “Collaboration” shall mean the collaboration between the Parties regarding the Development of potential RNAi Products Directed to a Collaboration Target in each Program during the applicable Collaboration Term for such Program, which the Parties shall conduct pursuant to the terms of Article III.

1.1.39 “Collaboration IP” shall mean the collective reference to the Alnylam Collaboration IP, the Vir Collaboration IP and the Joint Collaboration IP.

1.1.40 “Collaboration Target” shall mean each of (a) HBV and (b) the ID Collaboration Targets.

1.1.41 “Collaboration Term” shall mean, with respect to (a) the HBV Program, the period commencing on the Effective Date and ending on expiration of Alnylam’s Profit-Sharing Option Period with respect to all HBV Licensed Products; and (b) each ID Program, the period commencing on the date that an ID Collaboration Target is designated for such Program, and ending on the expiration of Alnylam’s Profit-Sharing Option Period with respect to all ID Licensed Products for such ID Program.

1.1.42 “Combination Product” shall mean a Licensed Product and any other clinically active therapeutic or prophylactic ingredient, mechanism or device.

1.1.43 “Commercialization” or “Commercialize” shall mean, with respect to a product, activities directed to marketing, promoting, detailing, distributing, importing, having imported, exporting, having exported, selling or offering to sell, or seeking to obtain reimbursement for, such product, whether before or after Regulatory Approval for such product has been obtained.

1.1.44 “Commercially Reasonable Efforts” shall mean (a) with respect to the obligations of a Party under this Agreement that relate to the Development, Manufacture or Commercialization of a Licensed Product, the carrying out of such obligations [***], taking into account the following factors to the extent reasonable and relevant: [***] in the marketplace, the patent or other proprietary position of such Licensed Product, the regulatory structure involved and the potential profitability of such Licensed Product marketed or to be marketed, [***]; and (b) with respect to other obligations under this Agreement, the carrying out of such obligations in a diligent, expeditious and sustained manner using efforts and resources, including reasonably necessary personnel and financial resources, that biopharmaceutical companies of comparable size and resources typically devote to similar obligations.

1.1.45 “Commitment Letter Date” shall mean July 28, 2017.

1.1.46 “Competing Program” shall have the meaning set forth in Section 10.5(a).

EXECUTION VERSION

1.1.47 “Competitive Infringement” shall have the meaning set forth in Section 3.3.

1.1.48 “Completion” shall mean, with respect to a Clinical Study, database lock for such Clinical Study.

1.1.49 “Compulsory License” shall mean, with respect to a Licensed Product in a country, a compulsory sublicense under the Alnylam Intellectual Property obtained by a Third Party (the “Compulsory Licensee”) through the order, decree, or grant of a Governmental Authority in such country, authorizing such Compulsory Licensee to Develop, Manufacture, or Commercialize such Licensed Product in the Field in such country. A Compulsory Licensee shall not be deemed to be a Sublicensee.

1.1.50 “Compulsory License Compensation” shall mean, for a given Licensed Product and a given country in the Territory, the [***] received from a Compulsory Licensee by Vir or any of its Related Parties under a Compulsory License.

1.1.51 “Compulsory License Royalty Rate” has the meaning set forth in Section 7.5(f)(ii).

1.1.52 “Confidential Disclosure Agreement” shall mean that certain Confidential Disclosure Agreement by and between the Parties effective as of February 23, 2017.

1.1.53 “Confidential Information” of a Party shall mean the terms of this Agreement and all Know-How and other information that is of a confidential and proprietary nature to such Party (including Know-How and information of Third Parties) and that is disclosed to the other Party under this Agreement. Confidential Information includes Know-How or other information (whether or not patentable) regarding a Party’s technology, products, business information or objectives and reports and audits under Sections 7.8 and 7.9, and all proprietary biological materials (and data and information associated therewith) of a Party. Alnylam Intellectual Property (other than Joint Collaboration IP) is Confidential Information of Alnylam, except that Alnylam Product-Specific Collaboration IP is the Confidential Information of both Parties. Vir Intellectual Property (other than Joint Collaboration IP) is Confidential Information of Vir. Joint Collaboration IP is the Confidential Information of both Parties, with each Party being considered both the Disclosing Party and the Receiving Party. Confidential Information shall include: (a) the terms and conditions of this Agreement, which shall be the Confidential Information of both Parties; and (b) Confidential Information disclosed by either Party pursuant to the Confidential Disclosure Agreement.

1.1.54 “Control” or “Controlled” shall mean, with respect to any Know-How, Patent Right or other intellectual property right and a Party, the ability of such Party or its Affiliates (whether by ownership or license, other than pursuant to a license granted under this Agreement) to assign, transfer, or grant access to, or a license or sublicense of, such item or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party; provided, that, with respect to rights to any Third Party Know-How, Patent Rights or other intellectual property right that are licensed to, or otherwise obtained by, (i) Alnylam or its Affiliates pursuant to an agreement entered into by Alnylam or any of its Affiliates after the Effective Date, or (ii) Alnylam or its Affiliates pursuant to any Additional Alnylam In-License, such Third Party Know-How, Patent Rights or other intellectual property right shall be deemed not to be under the Control of such Party or its Affiliates, or Alnylam or its Affiliates, respectively, unless and until the agreement pursuant to which such rights are obtained becomes an Alnylam In-License pursuant to Section 6.6(b) or (c), as the case may be.

EXECUTION VERSION

1.1.55 “Cover”, “Covered” or “Covering” shall mean, as to a product and Patent Rights, that, in the absence of a license granted under, or ownership of, such Patent Rights, the research, development, manufacture, use, offer for sale, sale, or importation of such product would infringe such Patent Rights or, as to a pending claim included in such Patent Rights, the research, development, manufacture, use, offer for sale, sale, or importation of such product would infringe such Patent Rights if such pending claim were to issue in an issued patent.

1.1.56 “CPI” shall mean the Consumer Price Index – Urban Wage Earners and Clerical Workers, U.S. City Average, All Items, 1982-84 = 100, published by the United States Department of Labor, Bureau of Labor Statistics (or its successor equivalent index) in the United States.

1.1.57 “DC Workplan” shall have the meaning set forth in Section 3.2(a).

1.1.58 “Debar”, “Debarred” or “Debarment” shall mean (a) being debarred, or being subject to a pending debarment, pursuant to section 306 of the FDCA, 21 U.S.C. § 335a, (b) being listed by any federal and/or state agencies, excluded, debarred, suspended or otherwise made ineligible to participate in federal or state healthcare programs or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f), or being subject to any pending process by which any such listing, exclusion, debarment, suspension or other ineligibility could occur, (c) being disqualified by any government or regulatory agency from performing specific services, or being subject to a pending disqualification proceeding, or (d) being convicted of a criminal offense related to the provision of healthcare items or services or being subject to any pending criminal action related to the provision of healthcare items or services.

1.1.59 “Develop” or “Development” shall mean, with respect to a product, discovery, research, preclinical development, clinical development, and regulatory activities with respect to such product, including test method development and stability testing, design, compatibility testing, toxicology, animal efficacy studies, formulation, quality assurance/quality control development, statistical analysis, clinical studies (including Clinical Studies), regulatory affairs, product approval and registration, chemical development and Manufacturing development, packaging development and Manufacturing and development documentation efforts in support of development activities anywhere in the world, whether before or after Regulatory Approval for such product has been obtained.

1.1.60 “Development Candidate” shall have the meaning set forth in Section 3.3(a).

1.1.61 “Development Plan” shall have the meaning set forth in the Section 3.2(a).

1.1.62 “Development Supply Agreement” shall have the meaning set forth in the Section 5.2.

1.1.63 “Directed to” shall mean, with respect to an siRNA and a Target, that such siRNA [***] of the messenger RNA of such Target, and with respect to a product and a Target, that such product contains an siRNA that [***] of the messenger RNA of such Target.

1.1.64 “Disclosing Party” shall have the meaning set forth in Section 9.1(a).

1.1.65 “Divest”, “Divesting” and “Divestiture” shall have the meaning set forth in Section 10.5(a).

1.1.66 “Dollars” and “$” shall mean United States dollars.

EXECUTION VERSION

1.1.67 “Drug Product” shall mean the finished product formulation of a Licensed Product, containing Bulk Drug Substance, filled into unit packages (but excluding, in the case of supply by Alnylam or its Affiliates, any delivery device) for final labeling and packaging.

1.1.68 “Effective Date” shall have the meaning set forth in the Preamble.

1.1.69 “EMA” shall mean the European Medicines Agency and any successor Governmental Authority having substantially the same function.

1.1.70 “End-of-Phase 2 Meeting” shall mean an end-of-phase 2 meeting with the FDA as described in 21 CFR §312.47(b), or the equivalent meeting with the EMA.

1.1.71 “Equity Consideration” shall have the meaning set forth in the Section 7.2.

1.1.72 “Executive Officer” shall mean, with respect to Vir, Vir’s Chief Executive Officer (or his or her designee), and, with respect to Alnylam, Alnylam’s Chief Executive Officer (or his or her designee).

1.1.73 “Existing Alnylam In-Licenses” shall mean (a) the Third Party agreements identified as such in Section 1 of Schedule A and (b) any Additional Alnylam In-License included within the definition of Existing Alnylam In-Licenses pursuant to Section 6.6(c).

1.1.74 “Existing Alnylam Third Party Agreements” shall mean the Third Party agreements identified as such in Section 3 of Schedule A.

1.1.75 “Failed Product” shall have the meaning set forth in Section 7.3(b).

1.1.76 “FDA” shall mean the United States Food and Drug Administration or any successor Governmental Authority having substantially the same function.

1.1.77 “Field” shall mean all uses and purposes, including the treatment, palliation, diagnosis or prevention of any human disease, disorder or condition, but excluding applications in agriculture, horticulture, forestry, aquaculture, and/or residential markets relating to plants, fish, arthropods and/or pests and pathogens thereof (e.g., home, lawn and/or garden).

1.1.78 “First Commercial Sale” shall mean the first commercial sale of a Licensed Product by Vir or its Related Parties in a country following Regulatory Approval of such Licensed Product in that country or, if no such Regulatory Approval or similar marketing approval is required, the date upon which such Licensed Product is first commercially sold in such country to end users. Sales for compassionate use, test marketing or clinical trial purposes shall not constitute a First Commercial Sale.

1.1.79 “Follow-On Product” shall have the meaning set forth in Section 7.3(b).

1.1.80 “FTE” shall mean the number of full-time-equivalent person-years (each consisting of a total of [***] hours) of scientific, technical, regulatory, marketing or managerial work by each Party’s personnel on or directly related to the applicable activity conducted hereunder.

1.1.81 “FTE Cost” shall mean the amount obtained by multiplying (a) the number of FTEs by (b) [***], increased or decreased annually by the percentage increase or decrease in the CPI as of December 31 of the then most recently ended Calendar Year over the level of the CPI on December 31, 2017 (i.e., the first such increase or decrease would occur on January 1, 2019). For clarity, the amount specified in subsection (b) [***] an FTE in a Calendar Year. For purposes of this calculation, no individual may account for more than one FTE in a Calendar Year.

EXECUTION VERSION

1.1.82 “Generic Product” shall mean, with respect to a Licensed Product in a country in the Territory, any product sold by a Third Party approved in such country by way of an abbreviated regulatory mechanism by the Regulatory Authority in such country that, in each case, meets the equivalency determination by the applicable Regulatory Authority (including a determination that the product is “comparable”, “interchangeable”, “bioequivalent”, “biosimilar” or other term of similar meaning, with respect to such Licensed Product). A product shall not be considered to be a Generic Product if (a) Vir or any of its Related Parties was involved in or authorized the Development or Commercialization of such product, (b) Vir or any of its Related Parties has granted a license to such Third Party in respect of such product, or (c) such product is Commercialized by any Person who obtained such product in a chain of distribution that included Vir or any of its Related Parties.

1.1.83 “Global Access Program” shall mean a program intended to make therapeutic, prophylactic, or diagnostic products available to a developing geographic area or neglected patient population outside of the Major Markets and China, at a reasonable cost for such area or population.

1.1.84 “Governmental Authority” shall mean any applicable government authority, court, tribunal, arbitrator, agency, legislative body, commission or other instrumentality of (a) any government of any country or territory, (b) any state, province, county, city or other political subdivision thereof or (c) any supranational body.

1.1.85 “HBV” shall mean human hepatitis B virus.

1.1.86 “HBV Development Plan” shall have the meaning set forth in Section 3.1(a).

1.1.87 “HBV Licensed Product” shall mean each of (i) ALN-HBV and (ii) ALN-HBV02, and (iii) any other RNAi Product Directed to HBV that is Controlled by Alnylam (x) on the Effective Date or, subject to Section 10.5(a)(ii), during the Term, and/or (y) Developed in the HBV Program.

1.1.88 “[***] Completion” shall have the meaning set forth in Section 5.1(a)(i).

1.1.89 “HBV Program” shall mean the collaboration between the Parties regarding the Development of RNAi Products Directed to HBV, including ALN-HBV and ALN-HBV02.

1.1.90 “HBV Program Joint Funding Period” [***].

1.1.91 “ICC Rules” shall have the meaning set forth in Section 13.2(a).

1.1.92 “ID Collaboration Target” shall mean an ID Target that is designated for an ID Program pursuant to Section 3.1(b).

1.1.93 “ID Development Plan” shall have the meaning set forth in Section 3.2(a).

1.1.94 “ID Licensed Product” shall mean any RNAi Product Directed to an ID Collaboration Target that is either (a) Developed in an ID Program or (b) otherwise Controlled by Alnylam as of the date of that Vir exercises its Program Option for such ID Collaboration Target in accordance with Section 4.1(a).

EXECUTION VERSION

1.1.95 “[***] Completion” shall have the meaning set forth in Section 5.1(a)(ii).

1.1.96 “ID Program” shall have the meaning set forth in the Section 3.2(a).

1.1.97 “ID Target” shall mean a Target primarily for intervention in the treatment, palliation, diagnosis or prevention of Infectious Disease in humans or animals.

1.1.98 “IND” shall mean an application submitted to a Regulatory Authority to initiate human clinical trials, including (a) an Investigational New Drug application or any successor application or procedure filed with the FDA, (b) any equivalent of a U.S. Investigational New Drug application in any country outside the United States, and (c) all supplements and amendments that may be filed with respect to the foregoing.

1.1.99 “Infectious Disease” shall mean diseases of infectious pathogen origin or hosted by pathogen infection.

1.1.100 “Initiation” shall mean the first dosing of a human subject participating in a Clinical Study.

1.1.101 “Joint Collaboration IP” shall mean collectively, (a) any improvement, discovery or Know-How, patentable or otherwise, first conceived or reduced to practice or, with respect to inventions and discoveries other than patentable inventions, otherwise identified, discovered, made or developed, jointly by individuals who are employee(s), agent(s) or consultant(s) of Alnylam or its Affiliates, on the one hand, and individuals who are employee(s), agent(s) or consultant(s) of Vir or its Affiliates, on the other hand, in the conduct of the Collaboration or otherwise under this Agreement, and (b) any Patent Rights that claim such improvements, discoveries or Know-How during the Term.

1.1.102 “JSC” shall have the meaning set forth in Section 2.1(a).

1.1.103 “Know-How” shall mean any biological materials and other tangible materials or intangible information, including data, inventions, practices, methods, protocols, formulas, knowledge, know-how, trade secrets, processes, assays, skills, experience, techniques, governmental or regulatory correspondence (including conversation logs), and results of experimentation and testing, including pharmacological, toxicological and pre-clinical and clinical data and analytical and quality control data, patentable or otherwise.

1.1.104 “Knowledge” of a Party shall mean (a) the actual knowledge of any “executive officer” (as defined in Rule 3b-7 promulgated under the Securities Exchange Act of 1934) of such Party, or (b) with respect to Alnylam, Alnylam’s Vice President, Intellectual Property and any other Alnylam employee with direct operational responsibility for filing and maintaining the Alnylam Patent Rights who is a Senior Director or above.

1.1.105 “Law” shall mean any applicable law, statute, rule, regulation, ordinance or other pronouncement having the effect of law of any Governmental Authority.

1.1.106 “Licensed Product” shall mean any (i) HBV Licensed Product or (ii) ID Licensed Product, in each case, in all dosage forms, formulations and modes/methods of administration, alone or as Combination Products. For avoidance of doubt, Licensed Product includes any Profit-Sharing Product. For

EXECUTION VERSION

clarity, the inclusion of Combination Products in Licensed Products shall not be read to provide a license under this Agreement for any Unlicensed Component under independent intellectual property of Alnylam or its Affiliates covering such Unlicensed Component on a stand-alone basis apart from its inclusion in a Combination Product.

1.1.107 “Licensor Party” shall have the meaning set forth in Section 11.2(d).

1.1.108 “Losses” shall have the meaning set forth in Section 12.1(a).

1.1.109 “Major Market” shall mean each of the [***].

1.1.110 “Manufacture” or “Manufacturing” shall mean, with respect to a product and as applicable, all activities associated with the production, manufacture, supply, processing, filling, packaging, labeling, shipping, and storage of such product and/or any components thereof, including process and formulation development, process validation, stability testing, manufacturing scale-up, preclinical, clinical and commercial manufacture and analytical development, product characterization, quality assurance and quality control development, testing and release.

1.1.111 “Manufacturing Costs” shall mean, with respect to the manufacture of Licensed Product by a Party or its Affiliate, to the extent (a) such Party or its Affiliates Manufactures such Licensed Product, the reasonable internal and external costs incurred by such Party and its Affiliates in Manufacturing such Licensed Product, including the fully allocated cost of Manufacture of such Licensed Product, consisting of direct material and direct labor costs (including direct material and labor costs incurred for Licensed Product manufacturing process start-up and validation), plus overhead directly attributable to the Manufacture of such Licensed Product (including all directly incurred Manufacturing variances and a reasonable allocation of Manufacturing administrative and facilities operations and facilities depreciation costs for such Licensed Product, but in all cases excluding corporate administrative overhead), all calculated strictly in accordance with Applicable Accounting Standards, and (b) such Licensed Product is Manufactured by a Third Party manufacturer, the actual fees paid by such Party to the Third Party for the Manufacture and supply of such Licensed Product, including any prepayments, reservation, and cancellation fees, costs of failed batches and any value-added tax or similar tax due for amounts paid to such Third Party directly attributable to such Licensed Product; provided that any such Manufacturing Costs [***]. Any Development or Manufacturing costs that can be classified under costs of goods pursuant to Applicable Accounting Standards will be classified as such for the purposes of calculating Manufacturing Costs, and such calculation shall be made in accordance with Applicable Accounting Standards.

1.1.112 “MicroRNA” or “miRNA” shall mean a structurally defined functional RNA molecule usually between [***] nucleotides in length, which is derived from an endogenous, genetically-encoded non-coding RNA which is predicted to be processed into a hairpin RNA structure that is a substrate for the double-stranded RNA-specific ribonuclease Drosha and subsequently is predicted to serve as a substrate for the enzyme Dicer, a member of the RNase III enzyme family.

1.1.113 “MicroRNA Mimic” shall mean a single-stranded or double-stranded oligonucleotide with the same or substantially similar-base composition and sequence (including chemically modified bases) as a particular natural miRNA and which is designed to mimic the activity of such miRNA. For clarity, MicroRNA Mimic excludes a double-stranded oligonucleotide which functions or is designed to function as an siRNA.

EXECUTION VERSION

1.1.114 “Milestone Payment” shall have the meaning set forth in Section 7.3(a).

1.1.115 “NDA” shall mean a New Drug Application, Biologics License Application, Marketing Authorization Application or similar application or submission filed with a Regulatory Authority in a country or group of countries to obtain marketing approval for a biological, pharmaceutical or other therapeutic or prophylactic product in that country or in that group of countries, and all supplements and amendments that may be filed with respect to the foregoing.

1.1.116 “Net Sales” shall mean for any period and for any country in the Territory, the total aggregate amount billed during such period in such country by Vir or its Related Parties in such country for all sales of the Licensed Products to Third Parties (other than to a Sublicensee of Vir or its Affiliates) after deducting, if not previously deducted, from the amount invoiced or received, the following deductions to the extent actually applied or taken with respect to such sales of Licensed Products: [***]

Such amounts shall be determined from the books and records of Vir and its Related Parties, maintained in accordance with Applicable Accounting Standards, consistently applied.

If any Licensed Product is sold as a Combination Product, the Net Sales from the Combination Product, for the purposes of determining milestones and royalties, shall be determined by multiplying the Net Sales of the Combination Product during the applicable Calendar Quarter, by the fraction, A/(A+B), where A is the average sale price of a Sole Compound Product (as defined below) when sold separately in

EXECUTION VERSION

finished form and B is the average sale price of the other active compounds or active ingredients included in the Combination Product when sold separately in finished form, in each case during the applicable Calendar Quarter or, if sales of both the Sole Compound Product and the other active compounds or active ingredients did not occur in such period, then in the most recent Calendar Quarter in which sales of both occurred. If such average sale price cannot be determined for both the Sole Compound Product and all other active compounds or active ingredients included in the Combination Product, Net Sales for the purposes of determining milestones and royalties shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of C/(C+D) where C is the fair market value of the Sole Compound Product and D is the fair market value of all other active compounds or active ingredients included in the Combination Product. In such event, Vir shall in good faith make a determination of the respective fair market values of the Sole Compound Product and all other active compounds or active ingredients included in the Combination Product, and shall notify Alnylam of such determination and provide Alnylam with Vir’s basis for such determination. If Alnylam in good faith does not agree with such determination, Alnylam shall give Vir written notice of its disagreement within [***] after receiving the relevant report pursuant to Section 7.9, and the matter shall be submitted for final and binding resolution pursuant to the baseball arbitration provisions in Section 13.3. “Sole Compound Product” shall mean a product containing no active compounds or active ingredients other than an siRNA.

In the case of any sale or other disposal for value, such as barter or counter-trade, of Licensed Product, or part thereof, other than in an arm’s length transaction exclusively for cash, Net Sales shall be calculated as above on the value of the non-cash consideration received or the fair market price (if higher) of the Licensed Product in the country of sale or disposal, as determined in accordance with Applicable Accounting Standards.

Sales between or among Vir and its Related Parties shall be excluded from the computation of Net Sales, but Net Sales shall include sales to the first Third Party (other than a Sublicensee of Vir or its Affiliate) thereafter by Vir or its Related Parties.

1.1.117 “Neutral Expert” shall have the meaning set forth in Section 13.3(a).

1.1.118 “Non-Acquired Party” shall have the meaning set forth in Section 6.7.

1.1.119 “Non-Bankrupt Party” shall have the meaning set forth in Section 6.4.

1.1.120 “Notice Date” shall have the meaning set forth in Section 13.3(a).

1.1.121 “Operating Profits/Losses” shall have the meaning set forth in Schedule E.

1.1.122 “Party” shall mean Alnylam or Vir;

1.1.123 “Parties” shall mean Alnylam and Vir collectively.

1.1.124 “Patent Rights” shall mean patents, patent applications and/or provisional patent applications, utility models and utility model applications, design patents or registered industrial designs and design applications or applications for registration of industrial designs, and all substitutions, divisionals, continuations, continuation-in-part applications, continued prosecution applications, requests for continued examinations, reissues, reexaminations and extensions thereof, in any country of the world. For clarity, any Patent Rights shall include any future Patent Rights that claim priority to or common priority with such Patent Rights.

EXECUTION VERSION

1.1.125 “Permitted Transaction” shall mean an agreement between Alnylam and [***].

1.1.126 “Person” shall mean any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

1.1.127 “Pharmacovigilance Agreement” shall have the meaning set forth in Section 3.10.

1.1.128 “Phase I Study” shall mean a study of a Licensed Product in human volunteers or patients the purpose of which is preliminary determination of safety and tolerability of a dosing regime and for which there are no primary endpoints (as recognized by the FDA or other Regulatory Authorities) in the protocol relating to efficacy.

1.1.129 “Phase II Study” shall mean a study of a Licensed Product to evaluate preliminary efficacy and establish safety, appropriate dosage and pharmacological activity in the target patient population.

1.1.130 “Phase III Study” shall mean a human clinical trial that is prospectively designed to demonstrate statistically whether a product is safe and effective for use in humans in a manner sufficient to obtain Regulatory Approval to market such product in patients having the disease or condition being studied as described in U.S. 21 C.F.R. § 312.21(c), or a similar clinical study in a country other than the United States.

1.1.131 “Pivotal Study” shall mean a Phase III Study and any other Clinical Study in humans prospectively designed as a pivotal study to demonstrate whether the product is safe and effective for use in the indication under investigation in a manner sufficient to file a drug approval application for such indication in a Major Market, whether or not such trial is called a “Phase III” Study. Without limiting the generality of the foregoing, a clinical study will be deemed to be a Pivotal Study if such study has been designated by the sponsor as a Phase III clinical trial on www.clinicaltrials.gov (or any successor website maintained by the U.S. National Institutes of Health or any successor agency of the U.S. government) or any analogous website in a Major Market.

1.1.132 “POC Study” shall mean (a) with respect to the HBV Program, a Clinical Study of ALN-HBV02 to evaluate safety in human volunteers and [***] as further described in the HBV Development Plan; and (b) with respect to an ID Program, a Clinical Study of an ID Licensed Product Directed to the ID Collaboration Target in such ID Program that is designed to demonstrate human safety and [***], as further described in the applicable ID Development Plan.

1.1.133 “Pre-Existing Affiliates” shall have the meaning set forth in Section 6.7.

1.1.134 “Product Trademark(s)” shall mean the trademark(s) and service mark(s) for use in connection with the distribution, marketing, promotion and sale of Licensed Products, and/or accompanying logos, trade dress and/or indicia of origin. Product Trademarks specifically excludes the corporate names and logos of the Parties and their Related Parties.

EXECUTION VERSION

1.1.135 “Profit-Sharing Agreement” shall have the meaning set forth in Section 4.2(a).

1.1.136 “Profit-Sharing Option” shall have the meaning set forth in Section 4.2(a).

1.1.137 “Profit-Sharing Option Data Package” shall mean the information set forth on Schedule K.

1.1.138 “Profit-Sharing Option Period” shall have the meaning set forth in Section 4.2(b).

1.1.139 “Profit-Sharing Product” shall have the meaning set forth in Section 4.2(c).

1.1.140 “Profit-Sharing Term” shall mean, with respect to a Licensed Product, the period commencing with the exercise by Alnylam of its Profit-Sharing Option with respect to such Licensed Product and ending upon the termination or expiration of the Profit-Sharing Agreement with respect to such Licensed Product.

1.1.141 “Program” shall have the meaning set forth in the Section 3.2(a).

1.1.142 “Program Costs” shall mean, with respect to a Program, the following costs in each case as set forth and budgeted in the applicable Development Plan or as otherwise approved by the JSC:

(a) with respect to Development of Licensed Products under such Program, (i) the direct and documented out-of-pocket costs and expenses incurred by a Party or its Affiliates in conducting Development activities (including any costs of Manufacturing-related activities and regulatory activities designed to support the preparation of the Chemistry, Manufacturing and Controls (CMC) sections of any regulatory submissions or Regulatory Approval for such Program to the extent such costs are not included in the Supply Price for such Licensed Products), and (ii) FTE Costs of internal personnel that are attributable or reasonably allocable to such activities or the management of Third Parties performing Manufacturing activities, in each case as determined in accordance with Applicable Accounting Standards, and

(a) with respect to the supply of Licensed Product by Alnylam pursuant to Section 5.1 for such Program, the Supply Price for such Licensed Product.

1.1.143 “Program Cost Reconciliation Payment” shall have the meaning set forth in Section 3.4(d)(i).

1.1.144 “Program License” shall mean, with respect to an ID Program, the licenses granted by Alnylam to Vir with respect to such ID Program set forth in Section 6.1(b)(ii).

1.1.145 “Program Option” shall have the meaning set forth in Section 4.1(a).

1.1.146 “Program Option Exercise Fee” shall mean the amount of [***].

1.1.147 “Program Option Notice” shall have the meaning set forth in Section 4.1(a).

1.1.148 “Program Option Period” shall have the meaning set forth in Section 4.1(a).

EXECUTION VERSION

1.1.149 “Program Transaction” shall mean (a) a sublicense by Vir or its Affiliate of any rights to any Alnylam Intellectual Property (or sale of a covenant not to sue), (b) a license by Vir or its Affiliate of any rights to any Vir Collaboration IP (or sale of a covenant not to sue) to the extent in connection with a Licensed Product, (c) an assignment by Vir or its Affiliate (other than in connection with a Change of Control of Vir) of any rights to any Alnylam Intellectual Property, (d) the grant by Vir or its Affiliates of an option to acquire any of the foregoing, in each case with respect to a Licensed Product. Notwithstanding the foregoing, Program Transactions exclude agreements with Third Parties for any Change of Control of Vir, distributors of Licensed Product in the ordinary course of trade, contract manufacturing organizations (CMOs), contract research organizations (CROs), academic research organizations (AROs) and other contractors, or academic, non-profit or governmental entities, in each case where (i) the agreement counterparty is performing services for or collaborating with Vir or its Affiliates and the counterparty and its Affiliates are not granted any Commercialization rights of any kind with respect to any Alnylam Intellectual Property or Licensed Product(s) (including options for commercial rights and whether pursuant to the same or under a different agreement) and (ii) no revenue will be received by Vir or any of its Affiliates.

1.1.150 “Program Transaction Revenue” shall mean all consideration actually received by Vir or its Affiliate from any Person from or pursuant to a Program Transaction, excluding only:

(a) [***];

(b) research and development reimbursement for research and development prior to or to be performed after the date of the Program Transaction, accounted for at reasonable and customary rates, on a full time equivalent basis (any excess over a reasonable and customary FTE rate is included in Program Transaction Revenue) or in the form of external costs billed through on a pass-through basis [***];

(c) reimbursement of patent or other intellectual property expenses on a pass-through basis, [***];

(d) payments for equity of Vir to the extent at fair market value (the amount of any premium is included in Program Transaction Revenue);

(e) proceeds of repayable loans that are not forgiven (if later forgiven, the amount of the forgiven debt is included in Program Transaction Revenue);

(f) payments for supply of Licensed Product to the extent of Vir’s (or its Affiliate’s) fully burdened manufacturing cost [***]; and

(g) research and development funding from governmental or non-profit entities to the extent required to be spent on research and development occurring after the date the Program Transaction is signed.

(h) If Vir or its Affiliate receives consideration from any Person from or pursuant to a Program Transaction in respect of Licensed Product(s) on the one hand, and rights to exploit any other compound(s) or product(s) on the other hand, then (i) such consideration shall be reasonably allocated by Vir between, as applicable, the Licensed Product(s) and such other compound(s) or product(s), and the portion allocated to Licensed Product(s) will be the Program Transaction Revenue for such Program Transaction, and (ii) Vir shall promptly notify Alnylam of, and provide Alnylam with a copy of all relevant

EXECUTION VERSION

Program Transaction agreements, along with an explanation of any allocation with respect to the consideration under such agreements in accordance with the immediately preceding sentence. If Alnylam does not agree with Vir’s allocation of such consideration, Alnylam shall provide written notice of such disagreement (“Allocation Dispute Notice”) within [***] after receipt of such allocation and Vir and Alnylam will negotiate and endeavor to agree in good faith on an allocation within [***] after the receipt of the Allocation Dispute Notice. If the Parties agree within such [***] period, the Parties will use such agreed-upon allocation to determine the Program Transaction Revenue. If despite such good faith efforts, the Parties are unable to agree upon such allocation within such [***] period, then the matter shall be submitted for final and binding resolution pursuant to the baseball arbitration provisions in Section 13.3.

1.1.151 “Receiving Party” shall have the meaning set forth in Section 9.1(a).

1.1.152 “Regulatory Approval” shall mean the approval of the applicable Regulatory Authority necessary for the marketing and sale of a Licensed Product for a particular indication in a country, including separate pricing and/or reimbursement approvals that may be required.

1.1.153 “Regulatory Authority” shall mean the federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the testing, manufacture, use, storage, import, promotion, marketing or sale of a Licensed Product in a country or territory.

1.1.154 “Regulatory Lead” shall have the meaning set forth in Section 3.9(a).

1.1.155 “Related Party” shall mean, with respect to a Party, such Party’s Affiliates and permitted Sublicensees.

1.1.156 “Replacement ID Target” shall have the meaning set forth in Section 3.3(b).

1.1.157 “Representative Expert” shall have the meaning set forth in Section 13.3(b).

1.1.158 “Reserved Target” shall have the meaning set forth in Section 3.1(b).

1.1.159 “RNAi Product” shall mean any product that contains or is comprised of one or more siRNAs as an active ingredient.

1.1.160 “Royalty Patent” shall have the meaning set forth in Section 7.5(d).

1.1.161 “Royalty Term” shall have the meaning set forth in Section 7.5(d).

1.1.162 “Sales Milestone” shall have the meaning set forth in Section 7.4(a).

1.1.163 “siRNA” shall mean an oligonucleotide composition of native or chemically modified RNA that targets a gene through activation of the RNA interference pathway, and that is not a MicroRNA, MicroRNA antagonist or MicroRNA Mimic.

1.1.164 “Stock Purchase Agreement” shall mean that certain Stock Purchase Agreement between the Parties dated as of the Effective Date and attached hereto as Schedule G.

1.1.165 “Sublicensee” shall mean, with respect to Vir or Alnylam, as the case may be, a Third Party to whom such Party grants a sublicense under any Alnylam Intellectual Property or Vir Intellectual Property, respectively (or a license, in the case of Joint Collaboration IP) to Develop, Manufacture or Commercialize a Licensed Product in the Field pursuant to Section 6.1 or Section 6.2, as applicable.

EXECUTION VERSION

1.1.166 “Supply Notice” shall have the meaning set forth in Section 5.1(a)(ii).

1.1.167 “Supply Price” shall mean, with respect to quantities of Licensed Product supplied by Alnylam pursuant to Section 5.1(a), Alnylam’s Manufacturing Cost for such Licensed Product [***].

1.1.168 “Target” shall mean (a) a polypeptide that is a site or potential site of therapeutic intervention by a therapeutic agent, or a nucleic acid which is required for expression of such polypeptide; (b) variants of a polypeptide (including any splice variant thereof), cellular entity or nucleic acid described in the foregoing clause (a); or (c) a defined non-peptide entity, including a microorganism, virus, bacterium, fungus, or single-cell parasite; provided, that the entire genome of a virus shall be regarded as a single Target.

1.1.169 “Term” shall have the meaning set forth in Section 11.1.

1.1.170 “Terminated Product” shall have the meaning set forth in Section 11.3.

1.1.171 “Terminated Program” shall have the meaning set forth in Section 11.3.

1.1.172 “Territory” shall mean all countries of the world.

1.1.173 “Third Party” shall mean any Person other than Alnylam or Vir and their respective Affiliates.

1.1.174 “Third Party License Payment” shall mean royalties, upfront fees, milestones or other amounts payable under an Alnylam In-License.

1.1.175 “Transaction Agreements” shall mean, collectively, this Agreement, any Development Supply Agreement, any quality agreement between the Parties with respect to the supply of Licensed Product, the Pharmacovigilance Agreement and any Profit-Sharing Agreement.

1.1.176 “United States” or “U.S.” shall mean the United States of America and its territories and possessions.

1.1.177 “Unlicensed Component” shall mean any clinically active therapeutic or prophylactic ingredient, mechanism or device component of a Combination Product that is not an HBV Licensed Product or an ID Licensed Product.

1.1.178 “Valid Claim” shall mean a claim of: (a) an issued and unexpired Patent Right, which claim has not been (i) revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which is not appealable or has not been appealed within the time allowed for appeal, or (ii) abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise, or (b) a patent application that has been pending less than [***], which claim has not been cancelled, withdrawn or abandoned, or finally rejected by an administrative agency action from which no appeal can be taken.

EXECUTION VERSION

1.1.179 “VAT” shall have the meaning set forth in Section 7.13.

1.1.180 “Vir” shall have the meaning set forth in the Preamble.

1.1.181 “Vir Collaboration IP” shall mean (a) any improvement, discovery or Know-How, patentable or otherwise, first conceived or reduced to practice or, with respect to inventions and discoveries other than patentable inventions, otherwise identified, discovered, made or developed, solely by individuals who are employees, agents or consultants of Vir or its Affiliates and Controlled by Vir at any time during the Term, in each case in the conduct of the Collaboration or otherwise under this Agreement, and (b) any Patent Rights which claim such improvements, discoveries or Know-How. Vir Collaboration IP excludes Vir’s interest in Joint Collaboration IP.

1.1.182 “Vir Improvements” means any patented improvement, discovery or Know-How that (a) is first conceived or reduced to practice, or with respect to inventions and discoveries other than patentable inventions, otherwise identified, discovered, made or developed, solely by individuals who are employees, agents or consultants of Vir or its Affiliates in the course of conducting Development, Manufacturing or Commercialization activities with respect to Licensed Products under this Agreement, (b) is Controlled by Vir or its Affiliates, and (c) constitutes an improvement that would otherwise be dominated by Alnylam Core Technology Patent Rights, including, as applicable, formulation technology.

1.1.183 “Vir Indemnitees” shall have the meaning set forth in Section 12.1(b).

1.1.184 “Vir Intellectual Property” shall mean collectively, Vir Know-How, Vir Patent Rights, Vir Collaboration IP and Vir’s interest in Joint Collaboration IP.

1.1.185 “Vir Know-How” shall mean Know-How Controlled by Vir at any time during the Term that is reasonably necessary or useful to Develop, Manufacture or Commercialize Licensed Products, other than Alnylam Know-How and Patent Rights comprising Vir Collaboration IP or Joint Collaboration IP.

1.1.186 “Vir Patent Rights” shall mean Patent Rights Controlled by Vir at any time during the Term that are reasonably necessary or useful to Develop, Manufacture or Commercialize Licensed Products, other than Alnylam Patent Rights and Patent Rights comprising Vir Collaboration IP or Joint Collaboration IP.

1.1.187 “Withholding Amount” has the meaning set forth in Section 7.12.

ARTICLE II

GOVERNANCE

2.1 Joint Steering Committee.

(a) Within [***] after the Effective Date the Parties shall establish a Joint Steering Committee (the “JSC”) that shall oversee the activities of the Parties under the Collaboration. The JSC shall be comprised of [***] representatives designated by Alnylam and [***] representatives designated by Vir. Each Party’s JSC representatives shall be of the seniority and experience appropriate for service on the JSC in light of the functions, responsibilities and authority of the JSC, with at least [***]. Each Party may replace any or all its representatives on the JSC with individual(s) of appropriate experience and seniority at any time upon written notice to the other Party. Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend JSC meetings, subject to such representatives and consultants (or the representative’s or consultant’s employer) undertaking confidentiality obligations, whether in a written agreement or by operation of law, no less stringent than the requirements of Article IX.

EXECUTION VERSION

(b) JSC Chairperson. The JSC shall be co-chaired, with one chairperson designated by Alnylam and one chairperson designated by Vir, whose responsibilities shall include conducting meetings, including, when feasible, ensuring that objectives for each meeting are set and achieved. Responsibility for running each meeting of the JSC will alternate between the co-chairpersons from meeting-to-meeting, with Alnylam’s chairperson running the first meeting.

2.2 Meetings. The JSC shall each meet at least once per Calendar Quarter, and more frequently as Alnylam and Vir deem appropriate or as reasonably requested by either Party, on such dates, and at such places and times, as the Parties shall agree; provided, that the Parties shall endeavor to have the first meeting of the JSC within [***] Business Days after establishment. At least [***] meetings in each Calendar Year should be in person. Meetings of the JSC in person shall alternate between the offices of Alnylam and Vir, or such other place as the Parties may agree, with the first such meeting for the JSC being at Alnylam’s offices. The members of the JSC also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate. At least [***] JSC representatives from each Party must be present at a meeting of the JSC to have a quorum.

2.3 Alliance Managers.

(a) Each Party shall appoint an alliance manager who is an employee of such Party (each, an “Alliance Manager”). Each Alliance Manager shall be responsible to ensure a collaborative work environment between the Parties to ensure that the Collaboration is run smoothly, professionally and productively. Each Alliance Manager shall act in his or her discretion to facilitate the execution of the Collaboration throughout their organization and will oversee and support implementation plans; promote effectiveness of the governance model and implementation of contractual provisions and lead any changes to enhance the alliance; and facilitate the JSC (and other bodies) for effective decision making in a timely manner. The Alliance Managers will serve as a primary point of contact for the other Party under the Collaboration and will undertake such other tasks as are detailed in this Agreement, the Profit-Sharing Agreement (if applicable) or as may be assigned by the JSC. Each Alliance Manager shall attend each meeting of the JSC. Each Party may change its Alliance Manager at any time in its sole discretion with written notice to the other Party.

(b) The Alliance Managers shall be responsible for (i) scheduling meetings of the JSC, (ii) setting agendas for meetings with solicited input from other members and (iii) for acting as secretary at each meeting and preparing the draft minutes of such meeting, which shall provide a description in reasonable detail of the discussions held at the meeting and a list of any actions, decisions or determinations approved by the JSC. Within [***] days after each meeting, the drafting Alliance Manager shall provide the draft minutes to the other Alliance Manager for review and comment. The drafting Alliance Manager shall reasonably consider all comments from the other Alliance Manager that are provided within [***] days. The drafting Alliance Manager shall prepare and submit revised minutes for approval within [***] days after receipt of such comments or upon the expiration of such [***] day comment period. Beginning with Alnylam’s Alliance Manager, such responsibilities shall alternate between the Alliance Managers on a meeting-by-meeting basis after each meeting of the applicable committee

EXECUTION VERSION

2.4 JSC Responsibilities. The JSC shall have the following responsibilities with respect to the Development, Manufacturing and Commercialization of Licensed Products from the Programs pursuant to the Collaboration:

(a) coordinating the activities of the Parties under the Collaboration, including FTEs and other budget matters;

(b) overseeing the JSC’s subcommittees and ensuring effective participation in each such committee’s operations by any of its members;

(c) consulting regarding ID Targets that Vir proposes to be ID Collaboration Targets or the Replacement ID Target;

(d) developing and agreeing upon Development Plans for the ID Programs, including Development Candidate criteria and deliverables;

(e) developing and approving updates and amendments to Development Plans;

(f) for each ID Program, reviewing, discussing and selecting Development Candidates;

(g) reviewing and discussing Third Party collaborations pursuant to Section 3.12;

(h) discussing, subject to applicable Third Party confidentiality obligations, regulatory matters, safety concerns, or product quality issues relating generally to RNAi Products that may have a material effect on the Development, Regulatory Approval or Commercialization of Licensed Products;

(i) addressing any other matters referred to the JSC by the terms of the Collaboration Agreement; and

(j) performing such other activities as the Parties agree in writing shall be the responsibility of the JSC.

2.5 Appointment of Subcommittees, Project Teams and Collaboration Managers. The JSC shall be empowered to create such subcommittees of itself and project teams as it may deem appropriate or necessary. Each such subcommittee and project team shall report to the JSC, which shall have authority to approve or reject recommendations or actions proposed thereby subject to the terms of this Agreement. The provisions of Sections 2.1 and 2.2 shall apply to each subcommittee, mutatis mutandis, unless otherwise determined by the JSC.

2.6 Decision-Making Authority.

(a) Subject to the remainder of this Section 2.6, all decisions of the JSC shall be made by consensus, with each Party’s JSC representatives collectively having one vote. Upon [***] Business Days’ prior written notice, either Party may convene a special meeting of the JSC for the purpose of resolving any failure to reach agreement on a matter within the scope of the authority and responsibility of the JSC.

(b) If the JSC is unable to reach a consensus with respect to a dispute within [***] days, then the dispute shall be submitted to the Executive Officers of Alnylam and Vir for resolution.

EXECUTION VERSION

(c) If such escalated dispute cannot be resolved within [***] of the dispute being submitted to the Executive Officers, then subject to clause (d) below, the Executive Officer of Vir shall have the deciding vote on any matter involving (i) the Development, Manufacture or Commercialization of HBV Licensed Products in the Field in the Territory, including updates and modifications to the Development Plan for the HBV Program, and (ii) the Development, Manufacture or Commercialization of ID Licensed Products in the Field in the Territory, including the selection of Development Candidates in an ID Program, the creation of an applicable Development Plan, and updates and modifications to the Development Plans for such ID Program, for the applicable ID Program.

(d) Notwithstanding the foregoing, Vir may not exercise its final decision-making authority (i) with respect to the HBV Program, during the HBV Program Joint Funding Period or thereafter, to cause Alnylam to undertake any activities or financial obligations beyond those for which it is responsible under the then-current applicable HBV Development Plan; provided that Alnylam shall (x) undertake an Additional Alnylam Activity to the extent it has the resources to do so, and if Alnylam does not have the resources to do so, Vir may, in its sole discretion conduct (or have conducted) such Additional Alnylam Activity, and (y) fund Alnylam’s share of the Program Costs incurred by each of the Parties for any Additional Funded Activity during the HBV Program Joint Funding Period if such Additional Funded Activity does not result in the applicable shared Program Cost budget in the then current HBV Development Plan during the HBV Program Joint Funding Period increasing by more than [***] (for clarity, if such Additional Funded Activity increases the shared Program Cost budget by more than [***], then Vir may elect to fund [***] of such Additional Funded Activity, subject to partial reimbursement by Alnylam pursuant to Section 4.2(c)(v) in the event that Alnylam exercises its Profit-Sharing Option with respect to the ALN-HBV02; and Vir may conduct, at its sole expense, any Development activity for any HBV Licensed Product that will not [***], (ii) with respect to any ID Program, to make material changes to Alnylam’s DC Workplan under the ID Development Plan for such ID Program or to cause Alnylam to undertake any obligations beyond those for which it is responsible under the then-current applicable ID Development Plan, provided that Alnylam shall not unreasonably withhold its consent to any material changes to a DC Workplan that Vir reasonably and in good faith determines are necessary in order for the JSC to select a Development Candidate and that are funded by Vir, and [***].

2.7 Limitation on JSC Authority. The JSC shall conduct its activities in good faith and shall not have the power to (a) amend or modify the Parties’ respective rights and obligations under this Agreement or (b) resolve any dispute between the Parties regarding such rights and obligations.

2.8 Expenses. Each Party shall be responsible for all costs and expenses for its members and other representatives to attend meetings of, and otherwise participate on, a committee, including all travel and related costs and expenses.

2.9 Dissolution of JSC. The JSC’s responsibilities with respect to a Program shall terminate upon the expiration of the Collaboration Term with respect to such Program. The JSC shall be dissolved upon the expiration of all Collaboration Terms with respect to all Programs; provided, that after the [***] Alnylam shall have the right, but not the obligation, to participate in the JSC. Should Alnylam elect to cease to participate in the JSC, Vir may dissolve the JSC. Subject to the exercise of Alnylam’s Profit-Sharing Option with respect to a Licensed Product, upon the dissolution of the JSC, Vir shall have the sole right and authority to take any action that had been within the JSC’s purview.

EXECUTION VERSION

ARTICLE III

COLLABORATION

3.1 Overview. The Collaboration of the Parties under this Agreement shall include the HBV Program and up to four (4) other Programs as set forth below.

(a) HBV Program. Prior to the Effective Date, Alnylam has been engaged in the Development of ALN-HBV and ALN-HBV02, each an RNAi Product Directed to HBV. Under this Agreement, the Parties will collaborate in the Development of HBV Licensed Products in the HBV Program. Initially the HBV Program will be comprised of the Development of ALN-HBV02, with (i) Alnylam retaining responsibility as set forth in the Development Plan for the HBV Program (the “HBV Development Plan”) for the Development of ALN-HBV02 to support the preparation of an IND for ALN-HBV02 and the preparation of such IND for filing by Vir with the applicable Regulatory Authority (“Alnylam HBV Program Completion”), and (ii) Vir assuming all other responsibility for the Development of HBV Licensed Products; provided, that Alnylam shall retain responsibility, at its sole expense, for completion and issuance of the final study report for the ALN-HBV Study. No Clinical Studies of ALN-HBV shall be conducted without mutual agreement of the Parties. Upon Alnylam HBV Program Completion, subject to the exercise by Alnylam of its Profit-Sharing Option pursuant to Section 4.2 with respect to an HBV Licensed Product and Alnylam’s responsibilities for HBV Licensed Product Manufacturing at Vir’s expense pursuant to Article V, Vir shall assume all responsibility for the further Development, Manufacture and Commercialization of HBV Licensed Products.

(b) Other Infectious Disease Programs and ID Collaboration Target Selection. The Parties also intend to collaborate in a program to Develop RNAi Products Directed to up to four (4) ID Collaboration Targets in addition to HBV, until Development Candidate selection pursuant to Section 3.3 below. Vir shall have the right to select [***] initial ID Collaboration Targets in consultation with the JSC within [***] after the Effective Date and up to [***] additional ID Collaboration Targets in the subsequent [***] period, in each case in accordance with the procedures in this Section 3.1(b); provided, however, that if [***]. Vir shall also have the right, within [***] after the Effective Date to select up to [***] ID Targets to be held in reserve as such potential replacements for designated ID Collaboration Targets until Alnylam has completed all work under the DC Workplans for each of the four (4) ID Collaboration Targets (each, a “Reserved Target”). Once designated, the ID Collaboration Targets shall be listed on Schedule D, and Schedule D shall be updated to indicate any Reserved Targets. Vir shall have the right to propose ID Targets to the JSC (including those ID Targets set forth on Schedule D as of the Effective Date) and, to the extent that a proposed ID Target is not [***], Alnylam shall permit Vir to designate such ID Target as an ID Collaboration Target pursuant to this Section 3.1(b). During the [***] following the Effective Date, [***]. Notwithstanding the foregoing, Alnylam may enter into a Permitted Transaction.

EXECUTION VERSION

3.2 Development Plans.

(a) Development Plans. The activities to be undertaken in the course of the Collaboration for each Collaboration Target (each, a “Program”) shall be set forth in a detailed workplan and budget of Program Costs (“Development Plan”). The Parties agree to conduct all of their Development activities relating to RNAi Products Directed to Collaboration Targets during the applicable Collaboration Term in accordance with the applicable Development Plan. The HBV Development Plan is attached hereto as Schedule F and sets forth each Party’s obligations and responsibilities during the Collaboration Term for the HBV Program. Within [***] after an ID Collaboration Target is designated, the JSC will develop in good faith and agree upon, with neither Party unreasonably withholding agreement, a Development Plan for a Program to Develop one or more RNAi Products Directed to such ID Collaboration Target (each such program, an “ID Program”). Each such Development Plan shall set forth each Party’s obligations and responsibilities in connection with such Program, and the Program Cost budget for the Development and Manufacturing activities in such Program and relevant deliverables and Development Candidate criteria for such ID Collaboration Target. [***]. In the Development Plans for the ID Programs (each, an “ID Development Plan”), Alnylam shall be responsible for [***] pursuant to Section 3.3 below. The scope, deliverables and budget for such work shall be set forth in a workplan included in such ID Development Plan that is substantially the same as the workplan template attached hereto as Schedule J, (each such workplan, a “DC Workplan”). Alnylam shall not be responsible for activities or deliverables under an ID Development Plan that are not set forth in a DC Workplan unless and to the extent explicitly agreed in writing by the Parties. Alnylam shall commence work on the DC Workplan in an ID Development Plan within [***] after the ID Development Plan is agreed by the JSC. [***].

(b) Updates to Development Plans. The JSC shall review and agree upon updates to the Development Plan for each Program from time to time, but at least [***] each Calendar Year during the Collaboration Term for such Program.

3.3 ID Program Development Candidate Selection; Replacement ID Target.

(a) Development Candidate Selection. Within [***] after the date on which Alnylam has completed its responsibilities under the applicable DC Workplan for an ID Program, including delivering to Vir all data and information generated under such DC Workplan, the JSC shall select one or more of the RNAi Products identified, generated or developed in such ID Program that meets the applicable Development Candidate criteria for such ID Program to further Develop (each such product selected by the JSC, the “Development Candidate”); provided, however, that Vir shall have the right to waive the applicable Development Candidate criteria should it wish to designate such an RNAi Product as a Development Candidate despite such RNAi Product failing to meet such criteria. [***].

EXECUTION VERSION

(b) Replacement ID Target. The Parties understand and agree that the discovery of RNAi Products is inherently uncertain and there can be no guarantee of success. If (i) [***], to create suitable RNAi Products Directed to an ID Collaboration Target that meet the mutually agreed upon Development Candidate criteria for such ID Program within the timeframe designated in the applicable DC Workplan, or (ii) Alnylam has completed the DC Workplan for an ID Program and the JSC reasonably determines that none of the RNAi Products Directed to the ID Collaboration Target for such ID Program that were identified, generated or developed under the DC Workplan meets the applicable Development Candidate criteria, then in either case Vir may, [***] elect to propose a new ID Target to the JSC to replace such ID Collaboration Target. If such proposed replacement ID Target is not [***] that would preclude such ID Target from being an ID Collaboration Target under this Agreement, then Alnylam shall permit Vir to designate such proposed replacement ID Target as an ID Collaboration Target pursuant to this Section 3.3(b) (such replacement, a “Replacement ID Target”). If Vir’s proposed replacement ID Target does not meet the criteria of a Replacement ID Target, then Vir may propose another replacement ID Target that does meet such criteria. Upon designation of the Replacement ID Target, such Replacement ID Target shall be an ID Collaboration Target under this Agreement and the Parties shall develop an ID Development Plan for the Replacement ID Target in accordance with Section 3.2(a). The ID Target that is replaced by the Replacement ID Target (“Abandoned ID Target”) shall cease to be an ID Collaboration Target under this Agreement, Vir’s Program Option and other rights under this Agreement with respect to such Abandoned ID Target and any RNAi Products Directed to such Abandoned ID Target shall terminate and the provisions of Section 4.1(b) shall apply to the Abandoned ID Target and the ID Program for such Abandoned ID Target. Unless otherwise mutually agreed by the Parties, Vir shall [***], provided that such expiration date shall be extended to account for the period of any delay that arises as the result of occurrences outside of Vir’s reasonable control.

3.4 Collaboration Funding.

(a) HBV Program. During the HBV Program Joint Funding Period the Parties shall share [***] the Program Costs incurred by each of the Parties in conducting the HBV Program with respect to the Development activities required to file an IND for ALN-HBV02 and Complete the POC Study for ALN-HBV02, including supply of ALN-HBV02 for such activities, in each case pursuant to the Development Plan for the HBV Program. For clarity, the POC Study may be a component of a Clinical Study. Subject to the exercise by Alnylam of its Profit-Sharing Option pursuant to Section 4.2, with respect to each HBV Licensed Product all other Development, Manufacture and Commercialization of such HBV Licensed Product shall be at Vir’s sole expense, including (i) all Development and Manufacturing activities conducted during the HBV Program Joint Funding Period that are not required to file an IND for ALN-HBV02 nor required to Complete the POC Study for ALN-HBV02 (it being understood that, as between the Parties, Alnylam is solely responsible for the costs of completion and issuance of the final study report for the ALN-HBV Study), (ii) the cost of HBV Licensed Product supplied by Alnylam pursuant to Section 5.1(a)(i)(x) for Development and Manufacturing activities other than those activities required to file an IND for ALN-HBV02 or required to Complete the POC Study for ALN-HBV02, and (iii) all Development and Manufacturing activities following the HBV Program Joint Funding Period. During the HBV Program Joint Funding Period, the annual updates to the Development Plan for the HBV Program prepared by the JSC pursuant to Section 3.2(b) will set forth the number of FTEs each Party will commit to the HBV Program during the next Calendar Year (if any) and the budget for out-of-pocket Program Costs.

EXECUTION VERSION

(b) ID Programs. Subject to the exercise by Alnylam of its Profit-Sharing Option pursuant to Section 4.2, with respect to an ID Licensed Product, Vir shall bear [***] of the Program Costs incurred by the Parties during the Collaboration Term for each ID Program in conducting each ID Program pursuant to the Development Plan for such ID Program, including ID Licensed Product supplied by Alnylam pursuant to Section 5.1(a)(ii).

(c) FTE Commitment. Each Party shall provide such number of FTEs as specified in a Development Plan to perform the activities allocated to such Party under such Development Plan.

(d) Reconciliation and Payments.

(i) HBV Program Costs During the HBV Program Joint Funding Period. Within [***] following the end of each Calendar Quarter in the HBV Program Joint Funding Period in which a Party incurs any Program Costs in connection with the HBV Program, each Party shall prepare and deliver to the other Party a quarterly report detailing its Program Costs incurred during such period, including supporting documentation for such Program Costs. Each Party shall submit any additional information reasonably requested by the other Party related to the Program Costs included in its report within [***] of its receipt of such request. Vir shall also submit an estimate of such Program Costs incurred by it to Alnylam within [***] after the end of such Calendar Quarter. Within [***] after the receipt of the report delivered by Vir to Alnylam and delivery to Vir of the Alnylam report pursuant to this Section 3.4(d), Alnylam shall prepare and deliver to Vir a composite report that: (i) summarizes the Program Costs incurred by each Party for such Calendar Quarter; (ii) identifies the Program Costs to be shared [***] pursuant to Section 3.4(a); and (iii) computes the total amount due to Vir or Alnylam, as applicable (each, a “Program Cost Reconciliation Payment”). The Party to whom a Program Cost Reconciliation Payment is due shall issue an invoice to the other Party for the Program Cost Reconciliation Payment, and such other Party shall pay all undisputed amounts within [***] after its receipt of the invoice. Each Party shall have the right to audit the records of the other Party with respect to any Program Costs included in such reports, in accordance with Section 7.9.

(ii) ID Program Costs and HBV Program Costs After the HBV Program Joint Funding Period. Within [***] following the end of each Calendar Quarter (x) during the Collaboration Term for an ID Program and (y) after the HBV Program Joint Funding Period for the HBV Program, in either case in which Calendar Quarter Alnylam incurs any Program Costs in connection with such Program, Alnylam shall prepare and deliver to Vir an invoice detailing its Program Costs incurred during such period, including supporting documentation for such Program Costs, and Vir shall pay all undisputed amounts within [***] after its receipt of the invoice. Without limiting the generality of the foregoing, Alnylam shall prepare and deliver to Vir an invoice detailing all outstanding Program Costs incurred by Alnylam in connection with an ID Program since the last invoice for such ID Program delivered to Vir pursuant to the foregoing sentence not later than [***] after the date on which the JSC selects one or more Development Candidates for such ID Program pursuant to Section 3.3. Vir shall have the right to audit the records of Alnylam with respect to any Program Costs included in such invoices, in accordance with Section 7.9.

3.5 Diligence.

(a) Collaboration Diligence. During the applicable Collaboration Term, each Party shall use Commercially Reasonable Efforts to perform its respective Development and Manufacturing activities under each Development Plan in accordance with this Agreement and according to the priorities set forth in the Development Plans and as established by the JSC.

EXECUTION VERSION

(b) HBV Program. Vir shall use Commercially Reasonable Efforts to Develop, obtain Regulatory Approval and following Regulatory Approval, Commercialize [***] HBV Licensed Product in the Field in [***] Major Markets.

(c) ID Programs. After exercise of its Program Option with respect to an ID Program, Vir shall use Commercially Reasonable Efforts to Develop, obtain Regulatory Approval and following Regulatory Approval Commercialize [***] ID Licensed Product Directed to the ID Collaboration Target in such ID Program in the Field in [***] Major Markets.

3.6 Reports.

(a) Collaboration Term. During the Collaboration Term for each Program, each Party shall provide the JSC (i) on [***] with a presentation regarding the activities performed by such Party under the Collaboration in the prior [***] and (ii) on an [***] a written report regarding the activities performed by such Party under the Collaboration in the prior [***]. Each such presentation and report shall summarize in reasonable detail the activities undertaken by such Party during the [***], as well as the results of such activities. Such presentations and reports will be accurate and, where appropriate, will contain raw data from studies carried out by or on behalf of such Party. Each Party will provide the members of the JSC with copies of all slide decks and reports they intend to present at a JSC meeting. Each Party may also request specific material data or information related to Collaboration activities in advance of any meeting, and the Party or appropriate committee to whom such request is made shall as promptly as practicable provide to the other Party or JSC such data or information.

(b) Additional Reports During Profit-Sharing Option Period. Until the expiration of the Profit-Sharing Option Period for a Licensed Product, in addition to the presentations and reports provided by Vir to the JSC pursuant to Section 3.6(a) above, upon written request by Alnylam, Vir shall provide Alnylam with the applicable Profit-Sharing Option Data Package, together with any additional information, materials and data relating to such Licensed Product reasonably requested by Alnylam to facilitate Alnylam’s evaluation of whether to exercise its Profit-Sharing Option. Vir shall provide such information as promptly as practicable after receipt of Alnylam’s written request [***] Program. In addition, consistent with commercially reasonable due diligence practices, Vir shall make available its personnel during normal business hours and upon reasonable notice for consultation regarding the foregoing, as reasonably necessary for Alnylam to evaluate whether or not to exercise its Profit-Sharing Option with respect to such Licensed Product pursuant to Section 4.2.

(c) After Profit-Sharing Option Period. After the expiration of the Profit-Sharing Option Period for a Licensed Product without Alnylam exercising its Profit-Sharing Option with respect to such Licensed Product, Vir shall prepare and deliver to Alnylam, by no later than [***], written reports summarizing Development and Commercialization activities for such Licensed Products performed to date (or updating such report for activities performed since the last such report submitted hereunder, as applicable). In addition, with respect to each such Licensed Product, Vir shall provide Alnylam with written notice of the achievement of each applicable Milestone Event in Section 7.3(a) and 7.4(a), the First Commercial Sale in the Territory, and receipt of any Program Transaction Revenue within [***] after such event; provided, however, that to the extent reasonably practicable and except as required by Law, Vir shall inform Alnylam of such event prior to public disclosure of such event by Vir. To the extent such information is available, Vir shall also provide such other information to Alnylam as Alnylam may reasonably request from time to time but not more than [***], with respect to Vir’s Development and Commercialization activities for Licensed Products in order for Alnylam to monitor Vir’s compliance with its obligations under this Agreement. [***].

EXECUTION VERSION

3.7 Records. Each Party will maintain scientific records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which will fully and properly reflect all work done and results achieved in the performance of the Development activities with respect to each Licensed Product by such Party.

3.8 Regulatory Matters.

(a) Regulatory Lead. Except as set forth in the applicable Development Plan, Alnylam shall be the “Regulatory Lead” with respect to ALN-HBV and ALN-HBV02 until [***], and Vir shall be the Regulatory Lead thereafter. Except as set forth in the applicable Development Plan, Alnylam shall be the Regulatory Lead with respect to each RNAi Product in an ID Program until [***], at which point Vir shall be the Regulatory Lead for such ID Program.

(b) Regulatory Filings and Interactions. Except as otherwise provided in the applicable Development Plan, during the Collaboration Term for a Program (A) each Party will own the INDs, the NDAs and related regulatory documents submitted to the applicable Regulatory Authorities by it with respect to Licensed Products in such Program and (B) the Regulatory Lead will, as to such Licensed Products, (x) oversee, monitor and coordinate all regulatory actions, communications and filings with, and submissions to, each Regulatory Authority, (y) be responsible for interfacing, corresponding and meeting with each Regulatory Authority, and (z) be responsible for maintaining all regulatory filings. While Alnylam is the Regulatory Lead for a Program, Alnylam will promptly notify the JSC in writing of all material communications received by it from Regulatory Authorities, and of all filings and submissions made by it to Regulatory Authorities regarding the Licensed Products in such Program; provided, however, that once Alnylam is no longer the Regulatory Lead, [***]. With respect to each HBV Licensed Product and any ID Licensed Product, Vir shall provide Alnylam with written notice of all Regulatory Approvals [***] and the filing of any IND for such Licensed Product within [***] after such event; provided, however, that to the extent reasonably practicable and except as required by Law, Vir shall [***].

(c) IND Transfer; Right of Reference. Upon Vir’s written request, Alnylam will [***] promptly transfer to Vir, [***] (i) after [***], Alnylam’s IND(s) for ALN-HBV and ALN-HBV02, and (ii) Alnylam’s IND(s) (if any) for any ID Licensed Product in an ID Program. During the Collaboration Term, each Party will have the right to reference the other Party’s INDs, and other filings with and submissions to Regulatory Authorities with respect to Licensed Products for the purpose of conducting its Development activities under the applicable Development Plans for such Licensed Products. Following the Collaboration Term, Vir will have the right to reference Alnylam’s INDs and other filings with and submissions to Regulatory Authorities with respect to a Licensed Product to obtain Regulatory Approval in the Territory for such Licensed Product.

3.9 Pharmacovigilance. Within [***] after the Effective Date, the Parties will develop and agree in writing upon a pharmacovigilance agreement (“Pharmacovigilance Agreement”) that will include safety data exchange procedures governing the coordination of collection, investigation, reporting, and exchange of information concerning any adverse experiences, and any product quality and product complaints involving adverse experiences, related to Licensed Products, sufficient to enable each Party to comply with its legal and regulatory obligations. Alnylam shall notify Vir of any regulatory matters,

EXECUTION VERSION

safety concerns or product quality issues relating generally to RNAi Products of which Alnylam has Knowledge, and that, [***] have a material effect on the Development, Regulatory Approval or Commercialization (including patient safety or product quality) of Licensed Products; provided, however, that the foregoing shall not require Alnylam to violate any agreements with or confidentiality obligations owed to any Third Party.

3.10 Third Parties. The Parties shall be entitled to utilize the services of Third Party contract research and contract manufacturing organizations to perform their respective Development and Manufacturing activities under this Agreement; provided, that (a) each Party shall ensure that any such Third Party it utilizes operates in a manner consistent with the terms of this Agreement and (b) each Party shall remain at all times fully liable for its responsibilities under this Agreement. Each Party shall ensure that any agreement with any such Third Party shall include confidentiality and non-use provisions that are no less stringent than those set forth in Section 9.1 of this Agreement and shall use Commercially Reasonable Efforts to obtain ownership of, and/or a fully sublicenseable license under and to, any Know-How and Patent Rights that are developed or used by such Third Party in the performance of such agreement and are reasonably necessary or useful to Develop, Manufacture and/or Commercialize the applicable Licensed Products in the Field.

3.11 Collaborations. The Parties agree that it may be necessary or useful to enter into Third Party collaborations that provide intellectual property that is necessary or useful for the Development or Commercialization of Licensed Products under this Agreement, including Combination Products. Such Third Party collaborations shall not conflict with the terms and conditions of this Agreement. With respect to the HBV Program during the HBV Program Joint Funding Period and each ID Program with respect to which Vir has not exercised its Program Option, the JSC shall review for approval by the Parties any Third Party collaborations that [***] for such Program. Thereafter, during the Collaboration Term for a Program, the JSC shall review and discuss any [***]. The Party entering into any such Third Party collaboration shall use Commercially Reasonable Efforts to ensure that, to the extent possible, that such Third Party collaboration provides that [***] and shall include confidentiality and non-use provisions that are no less stringent than those set forth in Article IX of this Agreement. In addition, the Party entering into such Third Party collaboration shall use Commercially Reasonable Efforts to obtain a right to [***]. For clarity, such Third Party collaboration shall not include agreements with any contract research or contract manufacturing organization entered into in accordance with the provisions set forth in Section 3.11, or with a Sublicensee of the Licensed Product.

ARTICLE IV

OPTION RIGHTS

4.1 Vir ID Program Option.

(a) With respect to each ID Program, Alnylam hereby grants Vir an exclusive option (“Program Option”) to obtain a Program License for such ID Program. Vir may exercise its Program Option with respect to an ID Program by written notice to Alnylam (“Program Option Notice”) at any time prior to the date that is [***] after the earlier of (i) [***] and (ii) the date that is [***] after [***] (“Program Option Period”). Upon Vir’s giving a Program Option Notice to Alnylam, Vir shall pay Alnylam (x) the

EXECUTION VERSION

Program Option Exercise Fee, which is payable within [***] after Vir’s exercise of such Program Option for such ID Program, and (y) any outstanding undisputed Program Costs due to Alnylam for such ID Program, within [***] after receipt by Vir of any invoice therefor. Upon payment in full of the Program Option Exercise Fee and any outstanding undisputed Program Costs as set forth above, (i) Alnylam shall and hereby does grant to Vir the Program License with respect to such ID Program as set forth in Section 6.1(b)(ii), and (ii) subject to the exercise by Alnylam of its Profit-Sharing Option pursuant to Section 4.2 with respect to an ID Licensed Product and Alnylam’s responsibilities for ID Licensed Product Manufacturing at Vir’s expense pursuant to Section 5.1(a), Vir shall assume all responsibility, [***], for the further Development, Manufacture and Commercialization of the ID Licensed Products in such ID Program.

(b) If Vir does not deliver such Program Option Notice to Alnylam within the Program Option Period for an ID Program, then Vir shall be deemed to have declined to exercise its Program Option for such ID Program. In the event that Vir does not deliver such Program Option Notice to Alnylam within the Program Option Period or notifies Alnylam that it declines to exercise its Program Option with respect to an ID Program, then (i) Vir’s Program Option and all other rights of Vir under the Transaction Agreements with respect to such ID Program and any RNAi Products Directed to the ID Target for such ID Program shall terminate, (ii) such ID Target shall cease to be an ID Collaboration Target and such ID Program shall cease to be a Program for purposes of the Transaction Agreements, and (iii) Vir and its Affiliates shall (w) immediately return to Alnylam all information, data and materials (including all Alnylam Intellectual Property) to the extent relating to such ID Program, (x) promptly pay [***] to Alnylam for such ID Program following receipt of an invoice therefor from Alnylam, (y) grant and hereby grants to Alnylam an (A) exclusive (except as provided below), fully-paid, perpetual, irrevocable, fully sublicenseable and transferable license under any Vir Collaboration IP and Vir’s interest in Joint Collaboration IP that covers or claims any RNAi Product Directed to such ID Target identified in the ID Program, to develop, manufacture, use, sell, have sold, import, and otherwise commercialize RNAi Products Directed to such ID Target in the Field in the Territory; provided, that to the extent such Collaboration IP covers or claims the ID Target generally [***], then the foregoing license shall be non-exclusive; and (z) be prohibited, for a period of [***] commencing on the final day of the applicable Program Option Period, from Developing or Commercializing, either alone or with or through any Third Party, any RNAi Product Directed to such ID Target.

4.2 Alnylam Profit-Sharing Option.

(a) Profit-Sharing Option. Alnylam shall have the right, on a Licensed Product-by-Licensed Product basis, to elect to participate with Vir in the Development and Commercialization of a Licensed Product in the Territory as set forth in this Section 4.2 (the “Profit-Sharing Option”) and in accordance with other commercially reasonable terms and conditions set forth in an agreement (the “Profit-Sharing Agreement”) to be negotiated in good faith between the Parties for a period of [***] after the Profit-Sharing Option exercise date, which agreement shall be based on the terms and conditions substantially the same as those set forth in Schedule E, and consistent with this Agreement. In the event the Parties are unable to agree upon a definitive Profit-Sharing Agreement within such time period, either Party may seek a final and binding resolution regarding the commercially reasonable terms of such definitive agreement pursuant to the baseball arbitration provisions in Section 13.3. Notwithstanding the foregoing, in the event that Alnylam does not exercise its Profit-Sharing Option for any Licensed Product Directed to a Collaboration Target, then [***], and Vir shall have no further obligations, under this Section 4.2 with respect thereto. For clarity, the foregoing sentence shall not apply to any Licensed Product directed to such Collaboration Target with respect to which Alnylam has exercised its Profit-Sharing Option.

EXECUTION VERSION

(b) Exercising Profit-Sharing Option. Alnylam may exercise its Profit-Sharing Option with written notice to Vir (i) in the case of an HBV Licensed Product, at any time from the Effective Date until [***] after (x) [***], and (ii) in the case of an ID Licensed Product, at any time from Vir’s Program Option exercise date for the applicable ID Program until [***] after (x) [***] (each such period in (i) and (ii) above, a “Profit-Sharing Option Period”). If Vir does not have [***] as of the date described in clauses (i)(x) or (ii)(x) above, as the case may be, then Vir shall provide Alnylam with an explanation for the absence of such item, but such absence shall not extend the Profit-Sharing Option Period. Notwithstanding the foregoing sentence, Alnylam may elect to extend the Profit-Sharing Option Period for [***] to permit additional time for Vir to provide any of the remaining items in the Profit-Sharing Option Data Package, provided that (A) [***], (B) if Alnylam does not exercise its Profit-Sharing Option during such [***], such Profit-Sharing Option shall expire pursuant to Section 4.2(d), and (C) if Alnylam exercises its Profit-Sharing Option at any time during such [***], Section 4.2(c) shall be deemed to apply and be effective as of the date the initial Profit-Sharing Option Period would have expired had Alnylam not elected to extend it pursuant to this sentence.

(c) Effects of Exercising Profit-Sharing Option. If Alnylam exercises the Profit-Sharing Option as to a Licensed Product, then from and after such exercise (i) such Licensed Product shall be deemed a “Profit-Sharing Product” and Vir shall remain responsible for the Development and Commercialization of such Profit-Sharing Product in accordance with the Profit-Sharing Agreement, (ii) Vir’s obligation to pay the royalty set forth in Section 7.5 and Program Transaction Revenue set forth in Section 7.6 with respect to the applicable Profit-Sharing Product shall terminate [***], (iii) all future milestone payments that become payable by Vir pursuant to Sections 7.3 and 7.4 with respect to such Licensed Product which becomes a Profit-Sharing Product will terminate, (iv) the Parties shall share equally the Operating Profits/Losses with respect to such Profit-Sharing Product as set forth in Schedule E and the Profit-Sharing Agreement, and (v) if pursuant to Section 2.6(d)(i)(y) Alnylam has not shared equally any Program Costs actually incurred by Vir in conducting, or having conducted, as applicable, any Additional Funded Activity, then Vir shall prepare and deliver to Alnylam an invoice detailing such Program Costs, including supporting documentation for such Program Costs, and Alnylam shall reimburse Vir for [***] of the undisputed amount of such Program Costs within [***] after its receipt of such invoice.

(d) Expiration of Profit-Sharing Option. Failure by Alnylam to give written notice of exercise within the applicable time-period set forth in Section 4.2(b) above shall result in the expiration of the Profit-Sharing Option with respect to the applicable Licensed Product.

EXECUTION VERSION

ARTICLE V

MANUFACTURE AND SUPPLY OF LICENSED PRODUCTS

5.1 Responsibilities for Licensed Product Supply.

(a) Alnylam Supply.

(i) HBV Program. Alnylam shall be solely responsible for obtaining supply of ALN-HBV02 Drug Product that is reasonably required for the conduct of the Parties’ obligations under the HBV Development Plan through [***] (“[***] Completion”). Alnylam will supply such Drug Product at the Supply Price for such Drug Product. For clarity, unless and to the extent mutually agreed by the Parties, Alnylam shall not be responsible for any Manufacturing activities (including process and method development and scale-up) conducted before or after [***] Completion that are required to supply such Drug Product for [***].

(ii) ID Programs. With respect to each ID Program, Alnylam will be responsible for obtaining supply of the non-GMP Drug Product reasonably required for the conduct of the Parties’ obligations under the Development Plan for such ID Program prior to Vir’s exercise of its Program Option with respect to such ID Program. [***] of such ID Licensed Product in such ID Program [***] (“[***] Completion”), in each case at the Supply Price for such Drug Product. Vir shall notify Alnylam in writing of such election on a Licensed Product-by-Licensed Product basis (“Supply Notice”), reasonably in advance of [***] to enable Alnylam to meet requested timelines. After such election by Vir, Alnylam shall be solely responsible for such supply through [***] Completion. For clarity, unless and to the extent mutually agreed by the Parties, [***].

(b) Vir Supply.

(i) HBV Program. Except as set forth in Section 5.1(a)(i) above and subject to Section 5.4 below, Vir shall have the right and responsibility, at Vir’s expense, to Manufacture and supply HBV Licensed Product for Development and Commercialization in the Territory under the applicable Development Plan for the HBV Program following the successful completion of the transfer of Alnylam Know-How to Vir or its designated Third Party contract manufacturers pursuant to Section 5.3 and the applicable Development Supply Agreement.

(ii) ID Programs. Except as set forth in Section 5.1(a)(ii) above and subject to Section 5.4 below, upon Vir’s exercise of its Program Option with respect to an ID Program, Vir will have the right and responsibility, at Vir’s expense, to Manufacture and supply ID Licensed Product for Development and Commercialization in the Territory under the applicable Development Plan for such ID Program following the successful completion of the transfer of Alnylam Know-How to Vir or its designated Third Party contract manufacturers pursuant to Section 5.3 and the applicable Development Supply Agreement.

EXECUTION VERSION

(iii) Profit-Sharing Product. Except as set forth in Section 5.1(a) above, responsibility to Manufacture and supply Profit-Sharing Product shall be addressed in the applicable Profit-Sharing Agreement.

5.2 Development Supply Agreements.

(a) Alnylam’s supply of each Drug Product pursuant to Section 5.1(a) and the technology transfer to enable Vir or its Third Party contract manufacturers to Manufacture such Licensed Product pursuant to Section 5.1(b) described in Section 5.3 will be governed by a supply and technical transfer agreement with respect to such Licensed Product (a “Development Supply Agreement”). The terms and conditions of each Development Supply Agreement shall be commercially reasonable and consistent with industry standards, [***].

(b) The Parties will negotiate in good faith and enter into a Development Supply Agreement for Drug Product for ALN-HBV02 within [***] after the Effective Date. For each ID Licensed Product with respect to which Vir has provided a Drug Product Supply Notice, the Parties will negotiate in good faith and enter into a Development Supply Agreement for such Drug Product as soon as reasonably practicable but within [***] after receipt of such Supply Notice by Alnylam. In the event the Parties are unable to reach a definitive Development Supply Agreement with respect to a Licensed Product within the applicable time period, either Party may seek a final and binding resolution regarding the commercially reasonable terms of such definitive agreement pursuant to the baseball arbitration provisions in Section 13.3.

5.3 Technology Transfer. Upon Vir’s written request delivered (a) no earlier than [***] and (b) upon or anytime following Vir’s exercise of its Program Option with respect to an ID Program, [***], product specifications, batch records, CMC data, and other relevant information, and shall make available its personnel on a reasonable basis to consult with Vir or such Third Party manufacturer(s) with respect thereto, [***]. Alnylam shall not be required to perform technology transfer to (i) any Third Party manufacturer that is then in material breach of a supply agreement with Alnylam or its Affiliate, or that, in [***] would not be expected to (x) have the capability, skills or facilities to manufacture the Licensed Product in accordance with applicable Law or the specifications for such Licensed Product, or (y) comply with the confidentiality and non-use provisions applicable to the Alnylam Intellectual Property as demonstrated by reasonable evidence, (ii) [***], or (iii) any Third Party manufacturer that is already a Third Party manufacturer of the Licensed Product [***]

EXECUTION VERSION

of a Licensed Product or Alnylam shall cooperate with Vir, and use Commercially Reasonable Efforts to facilitate, Vir’s efforts to enter into an agreement with such Third Party for the manufacture and supply of such Licensed Product. Such assignment shall be subject to the terms and conditions of such agreement, including any required consents of such Third Party (which Alnylam shall use Commercially Reasonable Efforts to obtain) and [***], but Alnylam shall remain solely responsible for its obligations under such agreement arising prior to such assignment. Except as provided in the immediately preceding sentence, Vir shall be solely responsible for contracting with such Third Party manufacturer (and any other Third Party manufacturer to whom Alnylam has initiated technology transfer as set forth in this Section 5.3) for the supply of such Licensed Product and Alnylam shall have no obligations under such agreement between Vir and such Third Party manufacturer. Alnylam shall use Commercially Reasonable Efforts to obtain any such consent in a form reasonably acceptable to Vir.

5.4 Additional Licensed Product Supply. With respect to Licensed Products other than Profit-Sharing Products, Vir agrees to consider, and the Parties agree to discuss in good faith for a period of [***], the manufacture and supply of custom starting materials, Bulk Drug Substance, and/or Drug Product by Alnylam (or its designee) to Vir after expiration of Alnylam’s supply obligations in Section 5.1(a) for Vir’s further Development activities and/or for commercial sale in the Territory; provided, however, that nothing in the foregoing sentence shall be construed to require the Parties to agree to such an arrangement.

ARTICLE VI

GRANT OF LICENSE RIGHTS

6.1 License Grants to Vir.

(a) HBV Program Licenses.

(i) Development and Commercialization License. Subject to the terms and conditions of this Agreement, including those set forth in Sections 4.2 and 6.1(d), Alnylam hereby grants Vir a non-transferable (except as provided in Section 14.3), sublicenseable (through multiple tiers and subject to Section 6.1(c)), exclusive license under the Alnylam Intellectual Property to Develop, use, sell, have sold, import, and otherwise Commercialize HBV Licensed Products in the Field in the Territory. Such license shall be royalty-bearing for the Royalty Term applicable to each such HBV Licensed Product in each country in the Territory, and, after the expiration of the Royalty Term applicable to such HBV Licensed Product in such country, shall convert to a [***], fully paid-up, irrevocable and perpetual license for such HBV Licensed Product in the Field in such country.

(ii) Manufacturing License. Subject to the terms and conditions of this Agreement, including those set forth in Sections 4.2 and 6.1(d) and Article V, Alnylam hereby grants Vir a non-transferable (except as provided in Section 14.3), sublicenseable (through multiple tiers and subject to Section 6.1(c)), worldwide, royalty-bearing, exclusive license under Alnylam Intellectual Property to Manufacture HBV Licensed Products for Development of HBV Licensed Products after [***] and for Commercialization in the Field in the Territory. Such license shall be royalty-bearing for the Royalty Term applicable to each HBV Licensed Product in each country in the Territory, and, after the expiration of the Royalty Term applicable to such HBV Licensed Product in such country, shall convert to a [***], fully paid-up, irrevocable, and perpetual license for such HBV Licensed Product in the Field in such country.

EXECUTION VERSION

(b) ID Program Licenses.

(i) Program Option Period License. Subject to the terms and conditions of this Agreement, during the Program Option Period for an ID Program, Alnylam hereby grants Vir a non-transferable (except as provided in Section 14.3), sublicenseable (subject to Section 6.1(c)), exclusive, worldwide, royalty-free license, under Alnylam Intellectual Property, solely to perform Vir’s Development obligations pursuant to the Development Plan for such ID Program and to conduct research and evaluation of the results of such ID Program as reasonably necessary for Vir to evaluate whether or not to exercise its Program Option with respect to such ID Program pursuant to Section 4.1(a).

(ii) Licenses Upon Program Option Exercise.

(A) Development and Commercialization License. Subject to the terms and conditions of this Agreement, including those set forth in Sections 4.2 and 6.1(d), upon exercise by Vir of its Program Option for an ID Program [and payment of the Program Option Exercise Fee and all undisputed Program Costs reimbursable to Alnylam for such ID Program pursuant to Section 4.1(a)], Alnylam shall grant and hereby grants Vir a non-transferable (except as provided in Section 14.3), sublicenseable (through multiple tiers and subject to Section 6.1(c)), exclusive license under Alnylam Intellectual Property to Develop, use, sell, have sold, import, and otherwise Commercialize ID Licensed Products in the Field in the Territory. Such license shall be royalty-bearing for the Royalty Term applicable to each such ID Licensed Product in each country in the Territory, and, after the expiration of the Royalty Term applicable to such ID Licensed Product in such country, shall convert to a [***], fully paid-up, irrevocable, and perpetual license for such ID Licensed Product in the Field in such country.

(B) Manufacturing License. Subject to the terms and conditions of this Agreement, including those set forth in Sections 4.2 and 6.1(d) and Article V, upon exercise by Vir of its Program Option for an ID Program and payment of the Program Option Exercise Fee and all [***] Program Costs reimbursable to Alnylam for such ID Program pursuant to Section 4.1(a), Alnylam shall grant and hereby grants Vir a non-transferable (except as provided in Section 14.3), sublicenseable (through multiple tiers and subject to Section 6.1(c)), worldwide, royalty-bearing, exclusive license under Alnylam Intellectual Property to Manufacture ID Licensed Products for Development of ID Licensed Products to the extent that Vir elects to Manufacture or have Manufactured such ID Licensed Products in the Field in the Territory. Such license shall be royalty-bearing for the Royalty Term applicable to each ID Licensed Product in each country in the Territory, and, after the expiration of the Royalty Term applicable to such ID Licensed Product in such country, shall convert to a [***], fully paid-up, irrevocable, and perpetual license for such ID Licensed Product in the Field in such country.

(c) Sublicensing Terms.

(i) Vir shall have the right to sublicense (through multiple tiers) any of its rights under Sections 6.1(a) and 6.1(b) to any Affiliate of Vir so long as it remains an Affiliate of Vir, and to any Third Party [***]. Any such sublicense shall comply with the applicable terms of this Agreement, including the requirements of this Section 6.1(c) and payment to Alnylam of its share of any Program Transaction Revenue pursuant to Section 7.6.

(ii) Each sublicense granted by Vir pursuant to this Section 6.1(c) shall be subject to the terms and conditions of this Agreement, including Alnylam’s Profit-Sharing Option, and shall contain terms and conditions consistent with the relevant terms in this Agreement. Vir shall promptly provide Alnylam with a copy of the fully executed sublicense agreement covering any Commercialization sublicense granted hereunder, provided that Vir shall have the right to redact commercially sensitive

EXECUTION VERSION

terms in such sublicense to the extent that such redacted terms are not necessary for Alnylam to confirm its rights under this Agreement, and each such sublicense agreement shall contain the following provisions: (A) a requirement that the Sublicensee comply with confidentiality and non-use provisions that are no less stringent than Section 9.1 with respect to Alnylam’s Confidential Information; provided, however, that if such sublicense agreement contains a sublicense of Licensed Product sales rights, such sublicense agreement shall also contain the following provisions:[***].

(iii) Vir shall use Commercially Reasonable Efforts to ensure that, to the extent possible, each such sublicense agreement provides that any and all data and results, discoveries, and inventions, whether patentable or not, arising out of the sublicense and in connection with the Licensed Products may be used by each Party and its Related Parties to perform such Party’s obligations and to exploit such Party’s rights under the relevant Transaction Agreements. In addition, Vir shall [***].

(iv) Notwithstanding any sublicense, Vir shall remain primarily liable to Alnylam for the performance of all of Vir’s obligations under, and Vir’s compliance with all terms and conditions of, this Agreement, including all obligations delegated to its Sublicensees.

(d) Retained Rights. Notwithstanding the license grants in Sections 6.1(a) and 6.1(b), Alnylam retains the rights under Alnylam Intellectual Property (a) to Develop and Manufacture Licensed Products in the Field in the Territory solely for the purpose and only to the extent necessary for the performance of its obligations under this Agreements, and (b) subject to Alnylam’s obligations under Section 10.5(a), for [***].

6.2 License Grants to Alnylam.

(a) Development and Manufacturing License. Subject to the terms and conditions of this Agreement, Vir hereby grants Alnylam a non-transferable (except as provided in Section 14.3), sublicenseable (subject to Section 6.2(c)), non-exclusive, worldwide, royalty-free license, under the Vir Intellectual Property, solely to perform Alnylam’s Development and Manufacturing obligations with respect to Licensed Products under this Agreement.

(b) Vir Improvements License. Subject to the terms and conditions of this Agreement, Vir hereby grants Alnylam a non-transferable (except as provided in Section 14.3), sublicenseable (subject to Section 6.2(c)), worldwide, non-exclusive, royalty-free license under any Vir Improvements solely for research use in connection with [***]. Such license is subject to the exclusive license grants to Vir under Section 6.1 and the terms of [***]. [***].

EXECUTION VERSION

(c) Sublicensing Terms.

(i) Alnylam shall have the right to sublicense any of its rights under Section 6.2(a) or Section 11.3(b) to any of its Affiliates or to any Third Party [***], subject to the requirements of this Section 6.2(c).

(ii) Each sublicense granted by Alnylam pursuant to this Section 6.2(c) shall be subject to the terms and conditions of this Agreement and shall contain terms and conditions consistent with those in this Agreement. Alnylam shall promptly provide Vir with a copy of the fully executed sublicense agreement covering any Commercialization sublicense granted hereunder, provided that Alnylam shall have the right to redact commercially sensitive terms in such sublicense to the extent that such redacted terms are not necessary for Vir to confirm its rights under this Agreement, and each such sublicense agreement shall contain a requirement that the Sublicensee comply with confidentiality and non-use provisions that are no less stringent than Section 9.1 with respect to Vir’s Confidential Information.

(iii) Alnylam shall use Commercially Reasonable Efforts to ensure that, to the extent possible, each such sublicense agreement with a sublicense of Alnylam’s rights under Section 6.2(a) provides that any and all data and results, discoveries, and inventions, whether patentable or not, arising out of the sublicense may be used by each Party and its Related Parties to perform such Party’s obligations and to exploit such Party’s rights under the relevant Transaction Agreements. In addition, Alnylam shall use Commercially Reasonable Efforts to obtain a right to sublicense to Vir and its Related Parties any intellectual property arising out of the sublicense for use in connection with the performance of Vir’s obligations and exploitation of Vir’s rights under the relevant Transaction Agreements.

(iv) Notwithstanding any sublicense, Alnylam shall remain primarily liable to Vir for the performance of all of Alnylam’s obligations under, and Alnylam’s compliance with all terms and conditions of, this Agreement, including any obligations delegated to its Sublicensees.

6.3 Joint Collaboration IP. Subject to the rights and licenses granted to, and the obligations of, each Party under this Agreement, including each Party’s obligations under Section 10.5(a), each Party shall have the right to exploit its interest in Joint Collaboration IP without the consent of and without accounting to the other Party.

6.4 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement by a Party to the other, including those set forth in Sections 6.1 and 6.2, are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties and their respective Related Parties, as sublicensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code and any foreign counterpart thereto. The Parties further agree that that upon commencement of a bankruptcy proceeding by or against a Party (the “Bankrupt Party”) under the U.S. Bankruptcy Code, the other Party (the “Non-Bankrupt Party”) will be entitled to a complete duplicate of, or complete access to (as the Non-Bankrupt Party deems appropriate), all such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments of such intellectual property will be promptly delivered to the Non-Bankrupt Party (a) upon any such commencement of a bankruptcy proceeding and upon written request by the Non-Bankrupt Party, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of the Bankrupt Party and upon written request by the Non-Bankrupt Party. The Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) agrees not to interfere with the exercise by the Non-Bankrupt Party or its Related Parties of its rights and licenses to such intellectual property and such embodiments of intellectual property in

EXECUTION VERSION

accordance with this Agreement, and agrees to assist the Non-Bankrupt Party and its Related Parties in obtaining such intellectual property and such embodiments of intellectual property in the possession or control of Third Parties as reasonably necessary or desirable for the Non-Bankrupt Party to exercise such rights and licenses in accordance with this Agreement. The foregoing provisions are without prejudice to any rights the Non-Bankrupt Party may have arising under the U.S. Bankruptcy Code or other Laws.

6.5 No Other Rights. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party, as a result of this Agreement, obtain any ownership interest or other right in any Know-How, Patent Rights or other intellectual property rights of the other Party, including items owned, controlled or developed by the other Party, or provided by the other Party to the receiving Party at any time pursuant to this Agreement.

6.6 Alnylam In-Licenses and Existing Alnylam Third Party Agreements.

(a) Compliance with Alnylam In-Licenses. All licenses and other rights granted to Vir under this Article 6 (including any sublicense rights) are subject to the applicable rights and obligations of Alnylam and its Affiliates under the Existing Alnylam In-Licenses set forth in Schedule A-1, any Alnylam In-Licenses designated as such pursuant to Section 6.6(b) and the Existing Alnylam Third Party Agreements. Vir shall comply with all applicable terms and conditions of the Alnylam In-Licenses and [***]. Without limiting the foregoing, Vir [***].

(b) Acceptance of Future Alnylam In-Licenses. In the event that Alnylam or its Affiliate enters into an agreement with a Third Party after the Effective Date that meets the criteria set forth in clause (b) of the definition of Alnylam In-License, then Alnylam will promptly provide Vir with notice and a copy of the applicable Third Party agreement. Within [***] following receipt of such notice, Vir will decide, [***]. In the event that Vir declines to accept such agreement as an Alnylam In-License, any rights granted to Vir thereunder will not be deemed to be “Controlled” by Alnylam or licensed to Vir under this Agreement, and will not be subject to the payment provisions under this Agreement relating to In-Licenses. In the event that Vir accepts such Third Party agreement as an Alnylam In-License, such agreement will thereafter be included within the definition of Alnylam In-License and the Parties will update Schedule A-1 accordingly, and any rights granted to Alnylam thereunder will be deemed to be “Controlled” by Alnylam and sublicensed to Vir pursuant to the terms of this Agreement.

(c) [***]

EXECUTION VERSION

(d) Payments Under Alnylam In-Licenses. Vir shall bear and reimburse Alnylam for [***], in each case other than a Profit-Sharing Product.

6.7 No Reach Through to Acquirer IP. Notwithstanding anything in this Agreement to the contrary, following the closing of a Change of Control of a Party (the “Acquired Party”), the Parties agree that the other Party (the “Non-Acquired Party”) shall not obtain rights or access to the Patent Rights or Know-How controlled by the Acquirer (as defined below) or any of the Affiliates of such Acquirer (other than the Acquired Party and its Affiliates that exist immediately prior to the closing of such Change of Control (such Affiliates, the “Pre-Existing Affiliates”)); and the Acquirer and its Affiliates (other than the Acquired Party and its Pre-Existing Affiliates) shall not obtain rights or access to the Patent Rights or Know-How controlled by the Non-Acquired Party or any of its Affiliates pursuant to this Agreement, or be bound by the restrictions set forth in Section 10.5(a)(i), subject to Section 10.5(a)(ii). For clarity but without limitation, the Non-Acquired Party’s rights in all Patent Rights and Know-How Controlled by the Acquired Party or any of its Pre-Existing Affiliates, which Patent Rights and Know-How exist as of the date of the closing of such Change of Control and are then licensed hereunder to the Non-Acquired Party, shall remain licensed to such Non-Acquired Party after the date of the closing of such Change of Control in accordance with and subject to the terms and conditions of this Agreement and shall not be affected in any manner by virtue of such Change of Control. “Acquirer” shall mean, with respect to the Acquired Party, the Third Party that acquires such Acquired Party or its direct or indirect controlling Affiliate, or that acquires all or substantially all of the assets of the Acquired Party or its direct or indirect controlling Affiliate.

ARTICLE VII

FINANCIAL PROVISIONS

7.1 Upfront Fee. As partial consideration for the licenses and other rights granted by Alnylam to Vir under this Agreement, within [***] after the Effective Date, Vir shall pay Alnylam a non-refundable, non-creditable initial payment of Ten Million Dollars ($10,000,000).

7.2 License Grant Equity Consideration. In partial consideration for the licenses and other rights granted by Alnylam to Vir under this Agreement, on the Effective Date, Vir shall issue to Alnylam, or cause to be issued to Alnylam, 10,000,000 shares of fully paid, non-assessable common stock, [par value $0.0001 per share, of Vir (the “Equity Consideration”) in accordance with the Stock Purchase Agreement.

7.3 Development and Regulatory Milestone Fees.

(a) As partial consideration for the licenses and other rights granted by Alnylam to Vir in this Agreement, Vir shall make the non-refundable, non-creditable milestone payments (“Milestone Payment”) to Alnylam set forth below no later than [***] after the earliest date on which Vir becomes aware that the corresponding milestone event has first been achieved with respect to the applicable Licensed Product.

(i) HBV Licensed Products: [***]

EXECUTION VERSION

[***]

(ii) ID Licensed Products with respect to which Vir has exercised its Program Option: [***]

(b) Milestone Payments Payable Only Once; Follow-On Product. Each Milestone Payment with respect to a Licensed Product under Section 7.3(a) shall be payable only once in relation to each Collaboration Target as set forth below, irrespective of dosage, formulation forms, route of administration or indications for a particular Licensed Product. For purposes of clarity, [***]. However, once Regulatory Approval of an NDA for a Licensed Product has occurred (“Approved Product”) and Development of a Licensed Product Directed to the same Collaboration Target as the Approved Product and that is not solely [a variation of dosage, formulation form, or route of administration of such Approved Product, or for a new indication for such Approved Product] (“Follow-On Product”), commences or continues, then (i) Milestone Payments shall be due and payable with respect to the Development and Regulatory Approval of the Follow-On Product, and [***].

7.4 Sales Milestone Fees.

(a) As partial consideration for the licenses and other rights granted by Alnylam to Vir in this Agreement, Vir shall make the non-refundable, non-creditable milestone payments to Alnylam set forth below no later than [***] after the end of the Calendar Year in which the corresponding milestone event (a “Sales Milestone”) has first been achieved with respect to the Licensed Products:

EXECUTION VERSION

(i) HBV Licensed Products:

[***]

(ii) ID Licensed Products with respect to which Vir has exercised its Program Option:

[***]

(b) With respect to the foregoing Sales Milestones, payment shall be made on a Collaboration Target by Collaboration Target basis, and only once for each milestone regardless of the number of times aggregate Calendar Year Net Sales for all Licensed Products Directed to the same Collaboration Target in the Territory reach a particular dollar threshold. In no event shall the total milestone payments under this Section 7.4 exceed [***] for each ID Collaboration Target. If Licensed Products Directed to the same Collaboration Target achieve a higher Sales Milestone in a Calendar Year without having first achieved a lower Sales Milestone in any previous Calendar Year, then the milestone payment(s) for the lower Sales Milestone(s) shall be due and payable to Alnylam concurrently with the milestone payment for the higher Sales Milestone that has been achieved.

7.5 Royalties.

(a) Royalties Payable on HBV Licensed Products. Subject to the terms and conditions of this Agreement, as partial consideration for the licenses and other rights granted by Alnylam to Vir in this Agreement, Vir shall pay to Alnylam royalties on Net Sales by Vir and its Related Parties of HBV Licensed Products calculated using the following royalty rate based on the aggregate Calendar Year Net Sales of all HBV Licensed Products in the Territory:

[***]

(b) Royalties Payable on ID Licensed Products. Subject to the terms and conditions of this Agreement, as partial consideration for the licenses and other rights granted by Alnylam to Vir in this Agreement, Vir shall pay to Alnylam royalties on Net Sales by Vir and its Related Parties of each ID Licensed Product Directed to a Collaboration Target, calculated using the following royalty rate based on the aggregate Calendar Year Net Sales of all ID Licensed Products Directed to such Collaboration Target in the Territory:

EXECUTION VERSION

[***]

(c) For the avoidance of doubt, Vir’s obligation to pay royalties under this Section 7.5 is imposed only once with respect to the same unit of Licensed Product, including by reason of such Licensed Product being Covered by more than one Valid Claim of Alnylam Patent Rights.

(d) Royalty Term. The period during which the royalties set forth in this Section 7.5 shall be payable, on a Licensed Product-by-Licensed Product and country-by-country basis, shall commence with the First Commercial Sale of such Licensed Product in such country and continue until the later of (i) the expiration of the last Valid Claim of any Alnylam Patent Right or any Patent Right included in the Collaboration IP (“Royalty Patent”) that Covers [***] the Licensed Product in such country of sale, and (ii) the tenth (10th) anniversary of the First Commercial Sale of the Licensed Product in such country (each such period, a “Royalty Term”).

(e) Royalty Reductions.

(i) Know-How Royalty. If the Royalty Term for a given Licensed Product in a country extends beyond the last to expire Valid Claim of a Royalty Patent in such country, then the royalty rate applicable to such Licensed Product in such country shall be reduced [***] of the rate set forth in Section 7.5(a) or (b) above, as the case may be, (in each case, for clarity without giving effect to any royalty reduction provided in Section 7.5(a)(ii)) for any remaining portion of the Royalty Term that applies to such Licensed Product in such country.

(ii) Generic Entry. If one or more Generic Products is sold in a country in the Territory during the Royalty Term for a Licensed Product in such country, the royalty rates provided in Section 7.5(a) or (b), as applicable, (in each case, for clarity, without giving effect to any royalty reduction provided in Section 7.5(a)(i)) for such Licensed Product shall be reduced in such country by (1) [***] for such Calendar Quarter if the unit volume sales of all Generic Products in such country as a percentage of the total unit volume sales of such Licensed Product (other than Generic Products) and all such Generic Products in such Calendar Quarter in such country is [***] as a percentage of the total unit volume sales of such Licensed Product (other than Generic Products) and all such Generic Products in such Calendar Quarter in such country [***]. Percentage of unit sales of Licensed Product and Generic Products shall be based on data provided by IMS Health Incorporated, Fairfield, Connecticut (or, with respect to any region, such other independent data provider as the Parties determine, in good faith, provides more accurate data than IMS Health Incorporated, Fairfield, Connecticut) or if such data is not available, the Parties shall agree upon a methodology for estimating the percentage of unit sales based on market share of such Generic Product(s) in such region.

(iii) Third Party Licenses. If Vir or its Related Parties is required to obtain a license from a Third Party under any Patent Rights of such Third Party that [***] (excluding any Patent Rights Covering any Unlicensed Component of a Combination Product), then Vir shall have the right to credit [***] of the amount of the payments actually paid

EXECUTION VERSION

by it or its Related Parties to such Third Party pursuant to such license only to the extent such payments are reasonably attributable or allocable to the Development, Manufacture, use or Commercialization of such Licensed Product (excluding any Unlicensed Component of a Combination Product) in the Field and the Territory, against [***] owed to Alnylam hereunder with respect to such Licensed Product.

(iv) Royalty Floor. Notwithstanding the foregoing clauses (i)-(iii), with respect to any Licensed Product in any Calendar Quarter, the operation of clause (i), (ii), and (iii) above, individually or in combination, shall not reduce by more than [***] the royalties that would otherwise have been due under Section 7.5(a) or (b), as applicable, (for clarity, in each case without giving effect to any royalty or royalty rate reduction provided in clause (i), (ii) and (iii) above) with respect to Net Sales of such Licensed Product during such Calendar Quarter. Vir may carry forward to subsequent Calendar Quarters any amounts that it was not able to credit under Section 7.5(e)(iii) on account of such royalty floor, subject to the royalty floor for all subsequent Calendar Quarters.

(f) Royalty Payments for Compulsory Licenses and Global Access Programs.

(i) Sales of Licensed Products pursuant to a Compulsory License or Global Access Program shall not be included in any Net Sales calculation for purposes of Section 7.5(a) or 7.5(b), as applicable, and no royalties or milestones shall be payable on such Net Sales.

(ii) With respect to each Licensed Product, for each Calendar Year commencing with the Calendar Year in which the First Commercial Sale of such Licensed Product occurs, Vir shall pay to Alnylam a royalty on all Compulsory License Compensation received by Vir or its Related Parties from a Compulsory Licensee during the Royalty Term (the “Compulsory License Royalty Rate”) calculated for the respective Calendar Year as follows:

[***]

At the end of the Calendar Year, Vir shall pay to Alnylam the Compulsory License Compensation received for a Licensed Product for a given country in the Territory multiplied by the applicable Compulsory License Royalty Rate.

(iii) With respect to Net Sales of a Licensed Product in a country pursuant to a Global Access Program in a given Calendar Year, if the aggregate such Net Sales of such Licensed Product in such country during such Calendar Year are [***], then Vir shall pay Alnylam a [***] royalty on such Net Sales. Such royalty shall not be subject to adjustment pursuant to Section 7.5(e).

7.6 Program Transaction Revenue. Subject to the terms and conditions of this Agreement, as partial consideration for the licenses and other rights granted by Alnylam to Vir in this Agreement, Vir shall pay to Alnylam a percentage of all Program Transaction Revenue, which percentage shall be determined based on the date of the Program Transaction generating such Program Transaction Revenue with respect to a Licensed Product as follows:

[***]

EXECUTION VERSION

[***]

Such payment is due within [***] after receipt of the applicable Program Transaction Revenue by Vir or its Affiliate; provided, that payment is not due immediately if the Person receiving the sublicense, assignment or grant constituting the Program Transaction is a wholly-owned subsidiary of Vir, but is due if and when such Person ceases to be a wholly-owned subsidiary of Vir.

7.7 Payments. Vir shall calculate royalties on Net Sales quarterly as of March 31, June 30, September 30 and December 31 (each being the last day of an “Accounting Period”) and shall pay royalties on Net Sales of Licensed Products (other than Profit-Sharing Product) within [***] after the end of each Accounting Period in which such Net Sales occur. Royalties on applicable Net Sales shall be paid by Vir in Dollars. All calculations of payments under this Agreement shall be made in accordance with the Applicable Accounting Standards.

7.8 Reporting. With each payment Vir shall provide in writing for the relevant Accounting Period the following information on a Licensed Product-by-Licensed Product, and country-by-country basis: (a) Net Sales, (b) any deductions from gross amounts received to determine Net Sales, (c) calculation of any applicable royalty or royalty rate reduction pursuant to Section 7.5(e), [***], (d) calculation of any royalty payment pursuant to Section 7.5(f), [***], (e) the applicable royalty rates for such Licensed Product, (e) the exchange rates used in calculating any of the foregoing, and (f) the total royalties payable for the applicable period, in each case in reasonable detail to enable Alnylam to confirm the accuracy of the royalty calculation and as existing and not unduly burdensome to Vir.

7.9 Audits. Each Party shall keep, and shall require its Affiliates and sublicensees to keep, complete and accurate records of the latest [***] relating to Net Sales sufficient to allow amounts payable under this Agreement to be determined, and each Party shall keep and require its Affiliates to keep complete and accurate records of the latest [***] relating to Net Sales and all information relevant to calculating the foregoing. For the sole purpose of verifying amounts payable hereunder or for calculating Net Sales, as applicable, each Party shall have the right, no more than [***] per Calendar Year (absent evidence of breach or fraud), at such Party’s expense, to retain an independent certified public accountant selected by the auditing Party and reasonably acceptable to the audited Party, to review such records in the location(s) where such records are maintained by the audited Party, its Affiliates and sublicensees upon [***] prior written notice and during regular business hours. Any such auditor shall execute a confidentiality agreement with the audited Party in customary form and shall not disclose the audited Party’s Confidential Information to the auditing Party, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished the audited Party or the amount of payments by the audited Party under this Agreement. The right to audit any royalty report or payment shall extend for [***] from the end of the Accounting Period to which such royalty report or such payment relates, provided that absent evidence of breach or fraud, any Accounting Period may be audited no more than [***]. All records made available for audit shall be deemed to be Confidential Information of the audited Party. The results of each audit, if any, shall be binding on both Parties. The audited Party shall promptly pay the auditing Party the amount of any underpayment revealed by such audit together with interest

EXECUTION VERSION

calculated in the manner provided in Section 3. If the underpayment is equal to or greater than five [***] of the amount that was otherwise due, the auditing Party shall be entitled to have the audited Party reimburse the auditing Party’s reasonable out-of-pocket costs of such review. The auditing Party shall promptly return to the audited Party any overpayment revealed by such audit.

7.10 Currency Exchange. With respect to sales of Licensed Products invoiced in Dollars, the sales and royalties payable shall be expressed in Dollars. With respect to sales of Licensed Products invoiced in a currency other than Dollars, the sales and any amounts payable hereunder on such sales shall be expressed in their Dollar equivalent calculated using a Party’s own standard currency translation methodology for the conversion of foreign sales currencies into Dollars, which methodology shall be in accordance with the Applicable Accounting Standards and shall be the methodology generally used by a Party for currency conversions in such Party’s audited financial statements.

7.11 Manner of Payment. Any payment to be made by one Party to the other under this Agreement shall be payable in Dollars and shall be paid by wire transfer in immediately available funds to the bank account designated by the relevant Party. Either Party shall have the right to change such information at any time by providing written notice to the other Party; provided, that such new bank information shall not be deemed effective until the date that is [***] after the receipt of such new information.

7.12 Tax Withholding. Each Party shall use reasonable efforts to minimize tax withholding, including any interest and penalties that may be imposed thereon (together with the tax paid, the “Withholding Amount”), on payments made to the other Party and whenever possible to make such payments from a United States Person if Party is a United States Person. If such Party concludes that the Withholding Amount under the Laws of any country are required with respect to payments to the other Party, such Party shall use reasonable efforts to notify the other Party and provide such Party the opportunity to determine whether there are actions such receiving Party can undertake to avoid such withholding before the paying Party makes such payment. Any amount so withheld shall be treated as paid to the other Party in accordance with the terms of this Agreement. The paying Party shall make such payment and withhold the required amount and pay it to the appropriate Governmental Authority in a timely manner in compliance with applicable Law. In such case, the withholding Party shall promptly provide the other Party with copies of receipts or other evidence available to the withholding Party that are reasonably required and sufficient to allow the other Party to document such Withholding Amounts adequately for purposes of claiming foreign tax credits and similar benefits. At the receiving Party’s expense and reasonable request, the Parties will use reasonable efforts to cooperate in completing and filing documents required under the provisions of any applicable tax laws or under any other applicable Law, in connection with any claim to a refund of or credit for any such payment. The Parties will cooperate in completing and filing documents required under the provisions of any applicable tax laws in connection with the making of any required Withholding Amounts. In the event that a Governmental Authority retroactively determines that a payment made pursuant to this Agreement should have been subject to Withholding Amounts, and the payor remits such Withholding Amounts, if the payor has been compliant with applicable Law in a timely manner, then the payor will have the right: (a) to offset the Withholding Amount against future payment obligations of the payor under this Agreement; (b) to invoice the payee for the Withholding Amount (which will be payable by the payee within [***] of its receipt of such invoice); or (c) to pursue reimbursement of the Withholding Amount by any other available remedy. Notwithstanding the foregoing, if, as a result of (i) the assignment of this Agreement by the paying Party to an Affiliate or a Third Party outside of the United States or (ii) the exercise by the paying Party of its rights under this Agreement through an Affiliate or Third Party outside of the United States, foreign withholding tax in excess of the foreign withholding tax amount that would have been payable in the absence of such assignment or exercise of rights becomes payable with respect to amounts due to the payee hereunder, such amount due to the payee will be increased so that the amount actually paid to the payee (after withholding of the excess withholding tax) equals the amount that would have been payable to the payee in the absence of such excess withholding.

EXECUTION VERSION

7.13 Other Tax Liability. In the case of value added or similar taxes incurred by a Party with respect to payments made to a Party hereunder or the activities underlying such payments (the “VAT”), each Party and its Affiliates will use reasonable efforts to secure available exemption(s) from VAT and/or to cooperate with the other Party’s efforts to obtain maximum recovery of VAT paid or incurred by such Party or any Affiliate, to the extent permitted by applicable Law.

7.14 Late Payments. The paying Party shall pay interest to the other Party on the aggregate amount of any payments (except for those payments which are the subject of a reasonable, good faith dispute) that are not paid on or before the date such payments are due under this Agreement at a rate of one [***] from the due date until paid in full or the highest rate permitted by applicable Law, calculated on the number of days such payments are paid after the date such payments are due. In the event that the paying Party in reasonable good faith disputes any amounts due under this Agreement, the interest rate in the preceding sentence shall not apply to the amounts so disputed during the period of time that the Parties are resolving such dispute.

7.15 Blocked Payments. If, by reason of Laws in any jurisdiction in the Territory, it becomes impossible or illegal for a Party to transfer milestone payments, royalties or other payments under this Agreement to the other Party, the payor shall promptly notify the payee. During any such period described above, the payor shall deposit such payments in local currency in the relevant jurisdiction to the credit of the payee in a recognized banking institution designated by the payee or, if none is designated by the payee within a period of [***], in a recognized banking institution selected by the payor and identified in a written notice given to the payee.

ARTICLE VIII

INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED MATTERS

8.1 Inventorship. Inventorship for patentable inventions conceived or reduced to practice during the course of the performance of activities pursuant to this Agreement shall be determined in accordance with United States patent laws for determining inventorship.

8.2 Ownership. Alnylam shall own the entire right, title and interest in and to all inventions and discoveries (and Patent Rights claiming patentable inventions therein) first conceived or reduced to practice or, with respect to inventions and discoveries other than patentable inventions, otherwise identified, developed, made or discovered, solely by employees or consultants of Alnylam or acquired solely by Alnylam in the course of conducting the Collaboration. Vir shall own the entire right, title and interest in and to all inventions and discoveries (and Patent Rights claiming patentable inventions therein) first conceived or reduced to practice or, with respect to inventions and discoveries other than patentable inventions, otherwise identified, developed, made or discovered, solely by employees or consultants of Vir or acquired solely by Vir in the course of conducting the Collaboration. The Parties shall jointly own any inventions and discoveries (and Patent Rights claiming patentable inventions therein) first conceived or reduced to practice or, with respect to inventions and discoveries other than patentable inventions, otherwise identified, developed, made or discovered, jointly in the course of conducting the Collaboration.

8.3 Prosecution and Maintenance of Patent Rights.

(a) Vir Intellectual Property. Vir has the sole right and responsibility to, at Vir’s discretion, file, conduct prosecution, and maintain (including the defense of any interference, opposition or any other pre- or post-grant proceedings or challenges), all Patent Rights comprising Vir Intellectual Property (other than Joint Collaboration IP), in Vir’s name.

EXECUTION VERSION

(b) Alnylam Intellectual Property.

(i) Subject to Sections 8.3(b)(ii) and 8.3(b)(iii), [***] has the sole right and responsibility to, at [***] discretion, file, conduct prosecution, and maintain (including the defense of any interference, opposition or any other pre- or post-grant proceedings or challenges, but excluding with respect to any Alnylam Product-Specific Patent Rights and Alnylam Core Technology Patent Rights included in Alnylam Collaboration IP), all Patent Rights comprising Alnylam Intellectual Property (other than Joint Collaboration IP), in [***] name. [***] agrees to [***] prosecute and maintain such Alnylam Patent Rights in the Major Markets, and to prosecute and maintain Alnylam Product-Specific Patent Rights and Alnylam Core Technology Patent Rights that arise out of any Alnylam Collaboration IP in all other countries [***]. Notwithstanding the foregoing, Alnylam and Vir shall jointly agree (not to be unreasonably withheld) on the preparation and filing of any Alnylam Product-Specific Patent Rights and Alnylam Core Technology Patent Rights that arise out of any Alnylam Collaboration IP with the objective of maximizing patent protection and commercial value for the Licensed Products in the Field in the Territory.

(ii) [***] shall provide [***], sufficiently in advance for [***] to comment, with copies of all patent applications and other material submissions and correspondence intended to be filed with any patent counsel or patent authorities pertaining to Patent Rights comprising Alnylam Product-Specific Patent Rights and, to the extent the Alnylam Core Technology Patent Rights would not be materially adversely affected, Alnylam Core Technology Patent Rights included in Alnylam Collaboration IP, and Alnylam shall consider in good faith and reasonably incorporate [***] reasonable and promptly provided comments and advice with respect to the prosecution or maintenance strategy with respect to such Patent Rights; provided, however, that if [***] determines in good faith that [***] comments or advice are not reasonable, [***] shall promptly notify [***] thereof and the Parties shall promptly use good faith efforts to resolve any such determination. [***] shall promptly provide [***] with copies of all material correspondence received from any patent counsel or patent authorities pertaining to Patent Rights comprising Alnylam Product-Specific Patent Rights. In addition, [***] shall promptly notify [***] in writing of any interference, opposition or any other pre- or post-grant proceeding or challenge for any Alnylam Core Technology Patent Right included in Alnylam Collaboration IP and any Alnylam Product-Specific Patent Right.

(iii) In the event that [***] elects not to seek or continue to seek or maintain patent protection on any Alnylam Product-Specific Patent Rights, [***], [***] shall notify [***] of such decision in [***] so as to permit [***] to decide whether to seek, prosecute and maintain such Patent Right [***], and [***] shall have the right (but not the obligation), at its expense, to seek, prosecute and maintain in any country patent protection on such Alnylam Product-Specific Patent Rights [***]. [***] shall make available to [***] its documentation, and use Commercially Reasonable Efforts to make available its authorized attorneys, agents or representatives, and such of its employees, as are reasonably necessary to assist [***] in obtaining and maintaining the patent protection described under this Section 8.3(b)(iii). [***] shall sign, or use Commercially Reasonable Efforts to have signed, all legal documents necessary to file and prosecute such patent applications or to obtain or maintain such patents.

EXECUTION VERSION

(c) Joint Collaboration IP.

(i) [***] shall have the first right to, at [***] discretion, file, prosecute and maintain (including the defense of any interference, opposition or any other pre- or post-grant proceedings or challenges), all Patent Rights comprising Joint Collaboration IP, in the names of both Alnylam and Vir. [***] shall provide [***], sufficiently in advance for [***] to comment, with copies of all patent applications and other material submissions and correspondence intended to be filed with any patent counsel or patent authorities pertaining to Patent Rights comprising Joint Collaboration IP, and [***] shall consider in good faith [***] reasonable and promptly provided comments and advice with respect to the prosecution or maintenance strategy with respect to such Patent Rights; provided, however, that if [***] determines that [***] comments or advice are not reasonable, [***] shall promptly notify [***] thereof and the Parties shall promptly discuss such determination. [***] shall promptly provide [***] with copies of all material correspondence received from any patent counsel or patent authorities pertaining to Patent Rights comprising Joint Collaboration IP. Each Party shall sign, or use Commercially Reasonable Efforts to have signed, all legal documents necessary to file and prosecute patent applications or to obtain or maintain patents in respect of such Joint Collaboration IP, at its own cost.

(ii) In the event that [***] elects not to file or continue to prosecute or maintain patent protection on any Joint Collaboration IP in the Territory, [***] shall notify [***] of such decision in [***] so as to permit [***] to decide whether to seek, prosecute and maintain such Patent Right and to take any necessary actions without losing patent protection, and [***] shall have the right (but not the obligation), to file, prosecute and maintain in any country Patent Rights comprising Joint Collaboration IP in the names of both Alnylam and Vir. [***] shall make available to [***] its documentation, and its authorized attorneys, agents or representatives, and such of its employees, as are reasonably necessary to assist [***] in obtaining and maintaining the patent protection described under this Section 8.3(c)(ii). [***] shall sign, or use Commercially Reasonable Efforts to have signed, all legal documents necessary to file and prosecute such patent applications or to obtain or maintain such patents.

8.4 Cooperation. With respect to the rights granted to a Party under Sections 8.3(b) or 8.3(c), each Party hereby agrees: (a) to make its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable such Party to undertake patent prosecution; (b) to provide the other Party with copies of all material correspondence pertaining to prosecution with the patent offices; (c) to cooperate, if necessary and appropriate, with the other Party in gaining patent term extensions wherever applicable to Patent Rights licensed under this Agreement; and (d) to endeavor in good faith to coordinate its efforts with the other Party to minimize or avoid interference with the prosecution and maintenance of the other Party’s patent applications.

8.5 Patent Expenses. Except as provided below with respect to Alnylam Product-Specific Patent Rights and Patent Rights comprising Joint Collaboration IP in the Territory, the patent filing, prosecution and maintenance expenses incurred after the Effective Date with respect to Patent Rights comprised of Alnylam Intellectual Property and Vir Intellectual Property shall be borne by each Party having the right to file, prosecute and maintain such Patent Rights under Section 8.3. Except as set forth in any Profit-Sharing Agreement, [***] with respect to all of the reasonable and documented out-of-pocket Third Party patent filing, prosecution and maintenance expenses incurred [***] (a) after the Effective Date with respect to [***], and (b) after the Program Option exercise effective date with respect to [***]. The Parties shall agree

EXECUTION VERSION

on the selection of any outside counsel used to prepare and prosecute any new Alnylam Product-Specific Patent Rights not in existence as of the Effective Date, along with an anticipated budget [***]. If during the Term a bona fide conflict arises between [***], then the Parties shall use good faith efforts to resolve any such conflict and [***]. The Parties shall share [***] the out-of-pocket patent filing, prosecution and maintenance expenses incurred with respect to Patent Rights comprising Joint Collaboration IP and [***] shall reimburse [***] on a Calendar Quarter basis (and within [***] after receipt of an invoice) with respect to [***] of all of the reasonable and documented out-of-pocket Third Party patent filing, prosecution, and maintenance expenses incurred by [***] with respect thereto. Each Party shall keep complete and accurate records with respect to such amount required to be paid by the other Party, and such other Party shall have the right to audit such records in accordance with Section 7.9.

8.6 Patent Term Extension. [***] Vir Patent Rights and Patent Rights comprising Joint Collaboration IP, to the extent applicable, that will be designed to maximize patent protection and commercial value for the Licensed Products in the Field in the Territory, and the Parties, subject to the provisions of any Alnylam In-License, will seek patent term extensions, restorations, supplementary protection certificates and other extensions in all relevant countries in the Territory for such Patent Rights as selected by [***] in accordance with that strategy. If [***] determines not to so file for any extension, restoration or supplementary protection certificates for any of such Patent Rights in any relevant country of the Territory, it will give notice of such determination to Alnylam at least [***] prior to the date on which such a filing must be made or the right to do so is lost, and [***] will have the right to make such filing. Where required under national law, [***] will make the filings for such extensions, restorations and supplementary protection certificates for Alnylam Product-Specific Patent Rights and, as applicable, will make, or cooperate with [***] to make, the filing for Patent Rights comprising Joint Collaboration IP in the Territory, in each case as directed by [***]. Each Party will execute such authorizations and other documents and take such other actions as may be reasonably requested by the other Party to obtain any such extensions, restorations and supplementary protection certificates in the Territory.

8.7 Third Party Infringement.

(a) Notices. Each Party shall promptly report in writing to the other Party any (a) known or suspected infringement of any Alnylam Intellectual Property or Vir Intellectual Property, or (b) unauthorized use or misappropriation of any Confidential Information or Know-How of a Party by a Third Party of which it becomes aware, in each case to the extent such infringing, unauthorized or misappropriating activities involve, as to a Licensed Product, a competing product in the Field (“Competitive Infringement”), and shall provide the other Party with all available evidence of such infringement, unauthorized use or misappropriation.

(b) Rights to Enforce.

(i) Vir Intellectual Property. Vir shall have the sole and exclusive right to initiate an infringement or other appropriate suit anywhere in the world against any Third Party as to any infringement, or suspected infringement of, any Patent Rights, or of any use or suspected use without proper authorization of any Know-How, comprising Vir Intellectual Property (other than Vir’s interest in Joint Collaboration IP). Vir will consider in good faith any request from Alnylam to initiate an infringement or other appropriate suit against any Third Party with respect to a Competitive Infringement in the Territory of Vir Intellectual Property (other than Vir’s interest in Joint Collaboration IP); provided, however, that Vir shall not be required to initiate any such suit or permit Alnylam to initiate any such suit.

EXECUTION VERSION

(ii) Alnylam Intellectual Property and Joint Collaboration IP. Subject to the provisions of any Existing Alnylam In-License set forth in Schedule A-1, any Alnylam In-Licenses designated as such pursuant to Section 6.6(b) and any Existing Alnylam Third Party Agreement: [***], or, (y) in each case with Alnylam’s prior written consent, any (A) Alnylam Core Technology Patent Rights (other than Alnylam Core Technology Patent Rights included in Alnylam Collaboration IP), or (B) Alnylam Know-How (other than Alnylam’s interest in Joint Collaboration IP). With respect to the Alnylam Core Technology Patent Rights (other than Alnylam Core Technology Patent Rights included in Alnylam Collaboration IP) and Alnylam Know-How (other than Alnylam’s interest in Joint Collaboration IP), [***] with respect to a Competitive Infringement in the Territory of any Alnylam Core Technology Patent Right (other than Alnylam Core Technology Patent Rights included in Alnylam Collaboration IP) or such Alnylam Know-How (other than Alnylam’s interest in Joint Collaboration IP); provided, however, that Alnylam shall not be required to initiate any such suit or permit Vir to initiate any such suit unless, [***]. In such case, Alnylam will use reasonable and good faith efforts, subject to the applicable provisions of any Existing Alnylam In-License set forth in Schedule A-1, any Alnylam In-Licenses designated as such pursuant to Section 6.6(b) or any Existing Alnylam Third Party Agreement, to cooperate with Vir to assert such Alnylam Core Technology Patent Rights or such Alnylam Know-How, as the case may be, in a manner that does not materially and adversely affect the scope of such Alnylam Core Technology Patent Rights or such Alnylam Know-How in such country.

(iii) Step-In Right. If within [***] after Vir’s receipt of a notice of a Competitive Infringement with respect to any Alnylam Product-Specific Patent Right or Joint Collaboration IP (or at least [***] before the loss of the right to take an action as described in Section 8.7(b)(ii) and permitted hereunder with respect to such Competitive Infringement, except if Vir has notified Alnylam in writing that it intends to, and actually does within a commercially reasonable time period, take action as described in Section 8.7(b)(ii) and permitted hereunder against such Competitive Infringement), Vir does not take any action as described in Section 8.7(b)(ii) and permitted hereunder against such Competitive Infringement in the relevant country in the Territory, Alnylam may in its sole discretion, bring and control any legal action in connection therewith at its sole expense.

(c) Procedures; Expenses and Recoveries. The Party having the right to initiate any infringement suit under Section 8.7(b) above shall have the sole and exclusive right to select counsel for any such suit and shall pay all expenses of the suit, including attorneys’ fees and court costs and reimbursement of the other Party’s reasonable out-of-pocket expense in rendering assistance requested by the initiating Party. If required under applicable Law in order for the initiating Party to initiate and/or maintain such suit, or if either Party is unable to initiate or prosecute such suit solely in its own name or it is otherwise advisable to obtain an effective legal remedy, in each case, the other Party shall join as a party to the suit and will execute and cause its Affiliates to execute all documents, and take all actions, reasonably necessary for the initiating Party to initiate litigation and maintain such action. In addition, at the initiating Party’s request, the other Party shall provide other reasonable assistance to the initiating Party in connection with an infringement suit at no charge to the initiating Party except for reimbursement by the initiating Party of reasonable out-of-pocket expenses incurred in rendering such assistance. The non-initiating Party shall have the right to participate and be represented in any such suit under

EXECUTION VERSION

Section 8.7(b)(ii) or 8.7(b)(iii) by its own counsel at its own expense. If the Parties obtain from a Third Party, in connection with any such suit under Section 8.7(b)(ii) or 8.7(b)(iii), any damages, license fees, royalties or other compensation (including any amount received in settlement of such litigation), such amounts shall be allocated in all cases as follows:

(i) first, [***]; and

(ii) second, the balance shall be paid as follows: [***].

8.8 Trademarks. Vir and its Related Parties have the sole right to use any trademark it owns or controls for Licensed Products in the Territory at its sole discretion, and each Party and its Related Parties shall retain all right, title and interest in and to its and their respective corporate names and logos. Vir will develop one or more Product Trademark(s) for use by Vir and its Related Parties in the Territory to Commercialize Licensed Products which have received Regulatory Approval in the Field in the Territory. Vir (or its Related Parties, as appropriate) shall own all rights to such Product Trademarks and all goodwill associated therewith, throughout the Territory, and the rights to any Internet domain names incorporating the applicable Product Trademarks or any variation or part of such Product Trademarks used as its URL address or any part of such address. For the avoidance of doubt, neither Party shall have any right to use the other Party’s or the other Party’s Related Parties’ corporate names or logos in connection with Commercialization of Licensed Products without the prior written consent of the other Party.

ARTICLE IX

CONFIDENTIAL INFORMATION

9.1 Nondisclosure Obligation.

(a) All Confidential Information disclosed by one Party (“Disclosing Party”) to the other Party (“Receiving Party”) hereunder shall be maintained in confidence by the Receiving Party and shall not be published or otherwise disclosed to a Third Party or used for any purpose except as expressly set forth herein without the prior written consent of the Disclosing Party. Each Party may use the other Party’s Confidential Information solely to the extent required to perform its obligations or exercise any rights under this Agreement. The confidentiality and non-use provisions of this Article IX shall not apply to the extent that such Confidential Information:

(i) is known by the Receiving Party at the time of its receipt, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party’s business records;

(ii) is in the public domain or publicly known by use and/or publication before its receipt from the Disclosing Party (or, with respect to Joint Collaboration IP, before its development hereunder), or thereafter enters the public domain or becomes publicly known through no fault of the Receiving Party;

EXECUTION VERSION

(iii) is subsequently disclosed to the Receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the Disclosing Party; or

(iv) is developed by the Receiving Party independently of Confidential Information received from the Disclosing Party (including any Joint Collaboration IP), as documented by the Receiving Party’s business records.

(b) Notwithstanding the obligations of confidentiality and non-use set forth above and in Section 9.2 below, a Receiving Party may disclose Confidential Information disclosed to it, and disclose the existence and terms of this Agreement, to the extent such disclosure is reasonably required to (i) Related Parties, and its and their employees, directors, agents, consultants, advisors, and Third Party contractors who have a need to know such Confidential Information for the performance of its obligations in the Transaction Agreements (or for such entities to determine their interest in performing such activities) in accordance with this Agreement, in each case who are obligated to keep such Confidential Information confidential on terms no less stringent than those in this Section 9.1; (ii) Governmental Authorities or other Regulatory Authorities in order to obtain and maintain patents and regulatory approvals in accordance with this Agreement, or otherwise perform its obligations or exploit its rights under this Agreement; provided, that such Confidential Information shall be disclosed only to the extent reasonably necessary to do so; (iii) prosecuting or defending litigation, including responding to a subpoena in a Third Party litigation; (iv) the extent required by a court or administrative order or Law, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity; (v) any bona fide actual or prospective underwriters, investors, lenders, other financing sources, acquirers, permitted sublicensees, collaborators or strategic partners and to consultants and advisors of such Party, in each case who are obligated to keep such Confidential Information confidential on terms no less stringent than those in this Section 9.1; and (vi) Third Parties solely to the extent a Receiving Party is required to do so pursuant to the terms of an Alnylam In-License and subject to the terms of such Alnylam In-License.

If a Receiving Party is required by Law (including regulations promulgated by securities exchanges or listing entities) to disclose Confidential Information of the Disclosing Party pursuant to Sections 9.1(b)(ii), 9.1(b)(iii), or 9.1(b)(iv), such Party shall, to the extent permitted by Law, promptly inform the Disclosing Party of the disclosure that is being sought in order to provide the Disclosing Party an opportunity to challenge or limit the disclosure obligations and the Receiving Party shall endeavor in good faith, at the Disclosing Party’s expense, to secure confidential treatment of such Confidential Information and/or reasonably assist the Disclosing Party in seeking a protective order or other confidential treatment. Confidential Information that is required to be disclosed by Law shall remain otherwise subject to the confidentiality and non-use provisions of this Section 9.1 and Section 9.2. If either Party concludes that a copy of this Agreement must be filed with the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States, at least [***] in advance of any such filing such Party will provide the other Party with a copy of this Agreement showing any provisions hereof as to which the Party proposes to request confidential treatment, will provide the other Party with a reasonable opportunity to comment on any such proposed redactions and to suggest additional redactions, and will take such Party’s reasonable and timely comments into consideration before so filing the Agreement.

9.2 Publication and Publicity.

(a) Publication. Vir and Alnylam each acknowledge the other Party’s interest in publishing the results of the Collaboration. Except to the extent required by Law or Alnylam’s obligations to Third Parties under its clinical trial agreements existing as of the Effective Date, (i) [***],

EXECUTION VERSION

however, [***], (ii) neither Party shall publish Development results relating to ALN-HBV without the prior written consent of the other Party, and (iii) with respect to each ID Program, prior to exercise by Vir of its Program Option with respect to such ID Program, Vir shall not publish Development results resulting from the ID Program without the prior written consent of Alnylam. Each Party also recognizes the mutual interest in obtaining valid patent protection and in protecting trade secret information. Consequently, except for disclosures permitted pursuant to Section 9.1, 9.2(b)(i), 9.2(b)(iii) or 9.2(b)(iv), either Party wishing to make a publication or public presentation of Development results that contains the Confidential Information of the Disclosing Party shall deliver to the Disclosing Party a copy of any proposed written publication or presentation of Development results at least [***] prior to submission for publication or presentation. The Disclosing Party shall have the right (i) to propose modifications to the publication or presentation for patent reasons, trade secret reasons or business reasons, which proposals the publishing Party shall consider in good faith, and (ii) to request a reasonable delay in publication or presentation in order to protect patentable information in accordance with Article VIII. Following the expiration of the applicable time period for review, the publishing Party shall be free to submit for publication or otherwise disclose to the public such results, subject to the procedures set forth in the remainder of this Section 9.2(a). If the Disclosing Party provides written notice to the publishing Party requesting a delay pursuant to clause (ii) in this Section 9.2(a), the publishing Party shall delay such submission or presentation for a period of an additional [***] to enable Alnylam to file patent applications on the disclosed subject matter. The publishing Party shall thereafter be free to publish or disclose such information, except that the publishing Party may not disclose any Confidential Information of the Disclosing Party in violation of Section 9.1. With respect to any proposed publications or disclosures by clinical investigators or academic or non-profit collaborators, such materials shall be subject to review under this Section 9.2 to the extent that Vir or Alnylam, as the case may be, has the right and ability (after using Commercially Reasonable Efforts to obtain such right and ability) to do so.

(b) Publicity.

(i) Except as set forth in Section 9.1 above and clause (ii) below or expressly permitted by the terms of the Transaction Agreements, the terms of this Agreement may not be disclosed by either Party, and no Party shall use the name, trademark, trade name or logo of the other Party or its employees in any publicity, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Law.

(ii) Following the Effective Date , the Parties shall issue a joint press release agreed to in writing by the Parties. After such initial press release, except as provided in Sections 9.1, 9.2(b)(i), 9.2(b)(iii) or 9.2(b)(iv), neither Party shall issue a press release or public announcement relating to this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed, except that a Party may (A) once a press release or other public statement is approved in writing by both Parties, make subsequent public disclosure of the information contained in such press release or other written statement without the further approval of the other Party, and (B) issue a press release or public announcement as required, in the reasonable judgment of such Party, by Law, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity.

(iii) Vir may issue a press release or make a public disclosure relating to this Agreement or the Parties’ activities under this Agreement to the extent, in each case, that such disclosure describes the commencement and/or “top-line” results of Clinical Studies of a Licensed Product, the achievement of any material Development events with respect to a Licensed Product or the filing for or receipt of Regulatory Approval with respect to the Licensed Product in the Territory, or amounts paid

EXECUTION VERSION

to Alnylam in respect of the achievement of any milestone events. Notwithstanding the foregoing, (x) during the Profit-Sharing Option Period for the HBV Program, [***], and [***] to [***] relating to the topics described in the foregoing sentence. Prior to making any such disclosure, to the extent practicable, Vir shall provide Alnylam with a draft of such proposed disclosure at least [***] (or, to the extent faster timely disclosure of a material event is required by Law or stock exchange or stock market rules, such shorter period of time sufficiently in advance of the disclosure so that Alnylam will have the opportunity to comment upon the disclosure and Vir will be able to comply with its obligations) prior to making any such disclosure, for Alnylam’s review and comment, [***].

(iv) Subject to Sections 9.2(b)(ii) and 9.2(b)(iii), Vir and its Related Parties may make public announcements or disclosures reasonably necessary or useful to Develop or Commercialize the Licensed Products in the Field in the Territory, including disclosures necessary to recruit subjects to clinical trials and disclosures to advertise, promote and otherwise Commercialize the Licensed Products.

ARTICLE X

REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Commitment Letter Date:

(a) Representations of Authority. It is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate right, power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(b) Consents. All necessary consents, approvals and authorizations of all government authorities and other Persons required to be obtained by it as of the Commitment Letter Date in connection with the execution, delivery and performance of this Agreement have been obtained.

(c) No Conflict. The execution and delivery of this Agreement and the performance of its obligations hereunder (i) do not violate or conflict with the provisions of its certificate of incorporation or by-laws, (ii) do not conflict with or violate any requirement of applicable Law effective as of the Commitment Letter Date, and (iii) do not and will not conflict with, violate, breach or constitute a default under any contractual obligations of it or any of its Affiliates existing as of the Commitment Letter Date.

(d) Authorization and Binding Nature. The execution, delivery and performance of this Agreement and the performance of all obligations hereunder have been duly authorized by all requisite corporate action on the part of such Party and this Agreement constitutes valid and legally binding obligations of such Party, limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting the enforcement of creditors’ rights generally and as may be limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(e) Employee Obligations. All of its employees, officers and consultants have executed agreements or have existing obligations under Law requiring assignment to such Party of all intellectual property and proprietary rights made during the course of and as the result of their association with such Party, and obligating such individuals to maintain as confidential the Confidential Information of such Party, of a Disclosing Party under this Agreement, and of a Third Party which such Party may receive.

EXECUTION VERSION

(f) No Debarment. Neither it nor any of its Affiliates, nor its or their respective employees, have been Debarred or are subject to Debarment.

10.2 Representations, Warranties and Covenants of Alnylam. Except as provided in Schedule I, Alnylam represents and warrants to Vir that, as of the Commitment Letter Date, and solely with respect to (i) Alnylam Intellectual Property existing as of the Commitment Letter Date; (ii) the HBV Licensed Products as such products are formulated and manufactured as of the Commitment Letter Date (for clarity, Alnylam makes no representation or warranty in this Section with respect to any ID Licensed Product); and (iii) covenants during the Term as to the matters set forth in subsections (i) and (j):

(a) Ownership. (i) Alnylam is the sole and exclusive owner of, or otherwise has the right to license to Vir as set forth in this Agreement, pursuant to an Alnylam In-License (or will Control pursuant to an Additional Alnylam In-License at such time that such Additional Alnylam In-License is included as an Alnylam In-License pursuant to Section 6.6(c)), the Alnylam Intellectual Property. (ii) Alnylam has the right to grant the licenses hereunder. (iii) The Alnylam Intellectual Property and the Patent Rights licensed by Alnylam pursuant to the Additional Alnylam In-Licenses constitute all the intellectual property that Alnylam or its Affiliates own or have rights under that are or may be reasonably necessary or useful for the Development, Manufacturing and Commercialization of the Licensed Products.

(b) Alnylam Patent Rights. (i) To Alnylam’s Knowledge, Schedule C-1 sets forth a complete and accurate list of the Alnylam Core Technology Patent Rights. (ii) To Alnylam’s knowledge, Schedule C-2 sets forth a complete and accurate list of the Alnylam Product-Specific Patent Rights. (iii) Schedules C-1 and C-2 collectively set forth a complete and accurate list of the Alnylam Patent Rights owned or Controlled by Alnylam or its Affiliates. Upon Vir’s request, [***], Alnylam shall update Schedules C-1 and C-2. (iv) To Alnylam’s Knowledge, each issued Alnylam Patent Right remains in full force and effect. (v) Alnylam or its Affiliates (or, to Alnylam’s Knowledge, the applicable Third Party in the case of Existing Alnylam In-Licenses, Additional Alnylam In-License, and Existing Alnylam Third Party Agreements) have timely paid all filing and renewal fees payable with respect to such Alnylam Patent Rights.

(c) Validity. (i) To Alnylam’s Knowledge, the Alnylam Patent Rights, are, or, upon issuance will be, valid and enforceable patents. (ii) Alnylam has not been served with or received any other written notice that a Third Party has challenged or threatened in writing to challenge the scope, validity or enforceability of any Alnylam Product-Specific Patent Right. (iii) Alnylam (or, to Alnylam’s Knowledge, the applicable Third Party in the case of Existing Alnylam In-Licenses, Additional Alnylam In-License, and Existing Alnylam Third Party Agreements) has complied with all applicable Laws, including any duties of candor to applicable patent offices, in connection with its filing, prosecution and maintenance of the Alnylam Patent Rights.

(d) (i) Section 1 and Section 2 of Schedule A set forth a complete and accurate list of all agreements that Alnylam or any of its Affiliates, on the one hand, and a Third Party(ies), on the other hand, have entered into on or prior to the Commitment Letter Date and pursuant to which Alnylam or any of its Affiliates licenses or acquires (or may have licensed or acquired) any intellectual property rights owned or Controlled by Alnylam or its Affiliates that are reasonably necessary or useful to Develop, Manufacture or Commercialize Licensed Products in the Field. (ii) Alnylam and its Affiliates have not granted any Third Party, and are not under any obligation to grant any Third Party, any right to Develop, Manufacture or Commercialize Licensed Products in the Field in the Territory, [***]. (iii) In the [***] period immediately prior to the Commitment Letter Date, Alnylam and its Affiliates have not received any written notice from a [***]. (iv) Alnylam Controls all Know-How and Patent Rights licensed to Alnylam under the Existing Alnylam In-Licenses that are necessary or useful for Vir to Develop, Manufacture and/or Commercialize Licensed Products in the Field in the Territory.

EXECUTION VERSION

(e) Alnylam has provided Vir with true and complete copies of all Existing Alnylam In-Licenses, Additional Alnylam In-Licenses and Existing Alnylam Third Party Agreements; provided, however, that, (i) to the extent that the terms of any such agreements require Alnylam to redact any provisions thereof before providing such agreements, or relevant portion thereof, to Vir, Alnylam has provided Vir with copies of such agreements, that are true and complete to the fullest extent possible under such agreements and that any provisions or portions which have not been provided to Vir are not relevant to any obligations owed by Vir, or rights granted to Vir, under such agreement or any Transaction Agreement; and (ii) Alnylam is not required by this Section 10.2(e) to provide to Vir copies of any amendment or side letter to any Existing Alnylam In-License, Additional Alnylam In-License or Existing Alnylam Third Party Agreement that is not relevant to the rights granted to, and the obligations imposed on, Vir under this Agreement.

(f) To Alnylam’s Knowledge, the research, Development, Manufacture, and Commercialization of HBV Licensed Products, as contemplated under this Agreement [***] in each case in existence as of the Commitment Letter Date.

(g) There is no (i) claim, demand, suit, proceeding, arbitration, inquiry, investigation or other legal action of any nature, civil, criminal, regulatory or otherwise, pending or, to Alnylam’s Knowledge, threatened against Alnylam or any of its Affiliates or (ii) judgment or settlement against or owed by Alnylam or any of its Affiliates, in each case in connection with the Alnylam Intellectual Property or any Licensed Product. Alnylam shall not resolve any such claim, demand, suit, proceeding, arbitration, inquiry, investigation, or other legal action in any manner that would materially adversely impact the rights granted to Vir hereunder, and shall be solely responsible for any amounts owed to a Third Party as a result thereof.

(h) The Development of Licensed Products in the Territory to date by Alnylam has been conducted by Alnylam and its Affiliates and its subcontractors, in compliance (in all material respects) with all applicable Laws.

(i) [***].

(j) Alnylam shall use Commercially Reasonable Efforts to maintain each Existing Alnylam In-License in full force and effect to the extent such agreement relates to the rights granted to Vir hereunder. If Alnylam receives any notice of material breach under an Existing Alnylam In-License such that it would materially adversely affect the rights of Vir under this Agreement, and if Alnylam reasonably determines in good faith that it cannot or chooses not to cure or otherwise resolve any such alleged breach or default, then Alnylam shall notify Vir of such determination; provided that Alnylam shall not make any such determination with respect to any alleged breach or default of a payment obligation for which Vir is obligated to pay [***] pursuant to Section 6.6(d). [***].

EXECUTION VERSION

10.3 Representations and Warranties of Vir. Vir represents, warrants and covenants to Alnylam that, as of the Commitment Letter Date:

(a) Vir has sufficient available funds and resources to fully satisfy when due its obligations during the HBV Program Joint Funding Period as set forth in and in accordance with the budget for the HBV Program Joint Funding Period.

10.4 No Warranties. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY WITH RESPECT TO ANY TECHNOLOGY, LICENSED PRODUCT, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF THE LICENSED PRODUCTS PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO THE LICENSED PRODUCTS WILL BE ACHIEVED.

10.5 Additional Covenants.

(a) Exclusivity.

(i) During the Term, but subject to this Agreement including Sections 6.1(d) and 6.7 and to the rights granted to Third Parties under the Existing Alnylam Third Party Agreements specified in 3.a., 3.c. and 3.d. of Schedule A, neither Party nor its Affiliates will, without the prior written agreement of the other Party, alone or with or for an Affiliate or Third Party, develop or commercialize in any country of the Territory any [***] Directed to a Collaboration Target, other than a Licensed Product pursuant to this Agreement (a “Competing Program”).

(ii) Notwithstanding the foregoing, Alnylam may enter into a Permitted Transaction, and in the event that after the Effective Date:

(A) a Change of Control of a Party is consummated and as a result of such Change of Control (x) a Third Party becomes an assignee of this Agreement or an Affiliate of such Party, and (y) such Third Party, as of the closing date of such Change of Control transaction, is engaged in the development or commercialization of a Competing Program, [***]; or

(B) a Party becomes an Affiliate of a Third Party as a result of a Change of Control of such Third Party, and as of the closing date of such Change of Control transaction such Third Party is engaged in the development or commercialization of a Competing Program, [***].

As used in this Section 10.4(a)(ii), [***].

(b) Compliance. Each Party and its Related Parties shall conduct the Collaboration and the Development, Manufacture and Commercialization of the Licensed Products in material accordance with all Laws and industry standards, including, to the extent applicable, current governmental regulations concerning good laboratory practices, good clinical practices and good manufacturing practices. Neither Party shall export any technology licensed to it by the other Party under this Agreement except in compliance with U.S. export laws and regulations.

EXECUTION VERSION

(c) Debarment. Neither Party nor any of its Affiliates will use in any capacity, in connection with the Collaboration or the performance of its obligations under this Agreement, any Person that has been Debarred. Each Party agrees to inform the other Party in writing promptly if it learns that it or any Person that is performing activities in the Collaboration or under this Agreement is Debarred or is subject to Debarment, or, to the notifying Party’s Knowledge, if Debarment of the notifying Party or any Person used in any capacity by such Party or any of its Affiliates in connection with the Collaboration or the performance of its other obligations under this Agreement, is threatened.

ARTICLE XI

TERM AND TERMINATION

11.1 Term. This Agreement shall be effective as of the Effective Date and, unless terminated earlier pursuant to Section 11.2, this Agreement shall continue in effect on a Licensed Product-by-Licensed Product and country-by-country basis until expiration of the last Program Option Period, Profit-Sharing Option Period, Royalty Term and Profit-Sharing Term to expire under this Agreement (“Term”).

11.2 Termination Rights.

(a) Termination for Convenience. Vir shall have the right to terminate this Agreement with respect to a Program (i.e., all Licensed Products Directed to the same Collaboration Target) or in its entirety, at any time after the one (1) year anniversary of the Effective Date on ninety (90) days’ prior written notice to Alnylam.

EXECUTION VERSION

(b) Termination for Cause. This Agreement may be terminated at any time during the Term upon written notice by either Party (the “Non-Breaching Party”) if the other Party (the “Breaching Party”) is in material breach of its obligations hereunder and has not cured such breach within thirty (30) days in the case of a payment breach, or within sixty (60) days in the case of all other breaches, after notice requesting cure of the breach, or, if cure of such breach other than non-payment cannot reasonably be effected within such sixty (60) day period, to deliver to the Non-Breaching Party a plan reasonably calculated to cure such breach within a timeframe that is reasonably prompt in light of the circumstances then prevailing, but in no event more than [***]. Following delivery of such a plan, the Breaching Party will carry out the plan and cure the breach. If the Breaching Party fails to cure a material breach of this Agreement as provided above, then the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party; provided that if the Breaching Party is Vir and such material breach relates solely to one or more Programs under the Agreement (but not to all Programs), then Alnylam shall have the right to terminate this Agreement pursuant to this Section 11.2(b) solely with respect to such Program(s).

(c) Disputed Breach. If the alleged Breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 11.2(b), or disputes that it has not timely cured such breach, and such alleged Breaching Party provides the other Party notice of such dispute within such sixty (60)-day period, then the Non-Breaching Party shall not have the right to terminate this Agreement under Section 11.2(b) unless and until such dispute is resolved in accordance with Article XIII. It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

(d) Challenges of Patent Rights. In the event that a Party (the “Challenging Party”) or any of its Related Parties (i) commences or participates in any action or proceeding (including any patent opposition, re-examination or any other pre- or post-grant challenge or proceeding), or otherwise asserts any claim, challenging or denying the validity or enforceability (such an action or proceeding, a “Challenge”) of any of the Patent Rights licensed to such Challenging Party by the other Party (the “Licensor Party”) under this Agreement or any claim thereof or (ii) actively assists any other Person in bringing or prosecuting any action or proceeding (including any patent opposition, re-examination or any other pre- or post-grant challenge or proceeding) challenging or denying the validity or enforceability of any of such Patent Rights or any claim thereof, then (A) such Challenging Party shall give notice thereof to such Licensor Party within [***] of taking such action or of learning that its Related Party has taken such action, and (B) such Licensor Party will have the right, in its sole discretion, to give notice to such Challenging Party that this Agreement will terminate thirty (30) days following such notice (or such longer period as such Licensor Party may designate in such notice), and, unless, with respect to a Challenge brought by such Challenging Party, such Challenging Party withdraws, or, with respect to a Challenge brought by its Affiliates, causes, or, with respect to a Challenge brought by its Sublicensee, [***] within such thirty (30)-day (or longer) period, this Agreement will so terminate. In the event that such Licensor Party is not permitted under Law to terminate this Agreement as contemplated in this Section 11.2(d), then the Parties agree to construe this provision to permit such Licensor Party to terminate only the licenses to that portion of such Patent Rights with respect to which such Licensor Party may terminate consistent with Law.

EXECUTION VERSION

11.3 Effect of Termination. Without limiting any other legal or equitable remedies that either Party may have, if this Agreement is terminated by Alnylam, or by Vir in accordance with Section 11.2(a), then, with respect to each terminated Program (“Terminated Program”) and the Licensed Products Directed to the Collaboration Target in such Terminated Program that were Developed or Commercialized under this Agreement (the “Terminated Products”):

(a) If this Agreement is terminated by Alnylam, Vir’s obligations under Section 10.5(a) shall survive for a period of [***] after the effective date of termination. If this Agreement is terminated by Vir, Vir’s obligations under Section 10.5(a) shall survive for a period of [***] after the effective date of termination;

(b) Subject to the terms and conditions of this Agreement and the agreement on financial terms as provided below in this subsection (a), Vir shall and hereby does grant to Alnylam a transferable, sublicenseable (subject to Section 6.2(c)), worldwide, exclusive, royalty-bearing license, under any Vir Collaboration IP solely to Develop, Manufacture, use, sell, have sold, import, and otherwise Commercialize the Terminated Products in the Field in the Territory. The licenses and other rights conveyed under this Section 11.3 shall be granted on commercially reasonable terms negotiated in good faith by the Parties, including commercially reasonable milestone and royalty payments. In connection with such grant, Alnylam shall be responsible for all payments owed to Third Parties in connection with any of the grant of rights described in this Section 11.3 for Alnylam’s Development, Manufacture, use, sale, import and other Commercialization of such Terminated Products. In the event that the Parties cannot mutually agree upon such terms within [***] following the effective date of termination, either Party may seek a final and binding resolution regarding the commercially reasonable terms of such definitive agreement pursuant to the baseball arbitration provisions in Section 13.3;

(c) Vir shall wind down or complete (whether to wind down or complete being in Vir’s sole discretion subject to patient safety and well-being), at Vir’s expense, all Clinical Studies ongoing at the effective date of termination and shall use Commercially Reasonable Efforts to [***] transfer to Alnylam or Alnylam’s designee (i) possession and ownership of all governmental or regulatory correspondence, conversation logs, filings and approvals (including all Regulatory Approvals and pricing and reimbursement approvals) in Vir’s or its Affiliates’ possession and Control relating to the Development, Manufacture or Commercialization of the Terminated Products and all Product Trademarks, (ii) copies of all data, reports, records and materials, and other sales and marketing related information in Vir’s or its Affiliates’ possession and Control to the extent that such data, reports, records, materials or other information relate to the Development, Manufacture or Commercialization of Terminated Products, including all non-clinical and clinical data relating to Terminated Products, and customer lists and customer contact information and all adverse event data in Vir’s possession and Control, and (iii) all records and materials in Vir’s possession and Control containing Confidential Information of Alnylam. Vir shall further appoint Alnylam as Vir’s and/or Vir’s Affiliates’ agent for all Terminated Product-related matters involving Regulatory Authorities in the Territory until all such Regulatory Approvals and other regulatory filings have been transferred to Alnylam or its designee. To the extent that any of the foregoing items cover Terminated Products and other products, then Vir shall exclusively license (not assign) such items to Alnylam for the Terminated Products and grant rights sufficient to give effect to Alnylam’s continued Development, Manufacture or Commercialization of such Terminated Products;

(d) If the effective date of termination is after First Commercial Sale, then Vir shall appoint Alnylam as its exclusive distributor of the Terminated Product in the Territory and grant Alnylam the right to appoint sub-distributors, until the earlier of (i) [***] after the effective date of termination, or (ii) such time as all such Regulatory Approvals in the Territory have been transferred to Alnylam or its designee; provided, that Alnylam shall [***] complete such transfer as promptly as practicable;

(e) If Vir or its Affiliates are Manufacturing or having Manufactured on its or their behalf the Terminated Product, then at Alnylam’s option, Vir shall use Commercially Reasonable Efforts to supply the Terminated Product to Alnylam in the Territory at a supply price equal to [***], for a period of up to [***] after the effective date of termination provided, that Alnylam shall use Commercially Reasonable Efforts to obtain alternative supply of such Terminated Product as promptly as practicable. [***];

EXECUTION VERSION

(f) If Alnylam so requests, Vir shall use Commercially Reasonable Efforts to assign to Alnylam any Third Party agreements solely relating to the Development, Manufacture or Commercialization of the Terminated Product to which Vir is a party, subject to any required consents of such Third Party, which Vir shall use Commercially Reasonable Efforts to obtain promptly. Such assignment shall be subject to the terms of such agreement and Alnylam’s written agreement to assume all the obligations of Vir under such agreement to be undertaken after such assignment, but Vir shall remain solely responsible for its obligations under such agreement arising prior to such assignment;

(g) Vir shall promptly transfer and assign to Alnylam all of Vir’s and its Affiliates’ rights, title and interests in and to the Product Trademark(s) owned by Vir or its Affiliates and solely used for the Terminated Products in the Field in the Territory;

(h) Vir shall transfer to Alnylam any inventory of Terminated Products Controlled by Vir or its Affiliates as of the termination date, at a price equal to [***]; and

(i) For the [***] immediately following the effective date of termination, Vir shall use [***], [***]; provided, that that Alnylam shall use Commercially Reasonable Efforts to so proceed as expeditiously as practicable.

(j) Vir shall, [***], execute all documents and use Commercially Reasonable Efforts to take all such further actions as may be reasonably requested by Alnylam in order to give effect to the foregoing clauses.

11.4 Effect of Expiration or Termination; Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued under this Agreement prior to expiration or termination, including the obligation to pay royalties for any Licensed Product sold prior to such expiration or termination. The following provisions shall survive any expiration or termination of this Agreement: Articles 1 (Definitions), 12 (Indemnification), 13 (Dispute Resolution), and 14 (Miscellaneous) and Sections 3.4(d), 3.7, 4.1(b) (to the extent applicable), 6.2(b), 6.2(c) (to the extent applicable), 6.3, 6.4 (to the extent applicable), 6.5, 6.6(d) (to the extent reimbursement obligations are incurred prior to the effective date of termination), 6.7, 7.7 (to the extent payment obligations are incurred prior to the effective date of termination), 7.8, 7.9, 7.10, 7.11, 7.12, 7.13, 7.14, 7.15, 8.1, 8.2, 8.7(c), 9.1, 10.4 and 11.3 (solely to the extent applicable), and this 11.4 shall survive any expiration or termination of this Agreement. Except as set forth in this Article 11, upon termination or expiration of this Agreement all other rights and obligations of the Parties under this Agreement cease.

EXECUTION VERSION

ARTICLE XII

INDEMNIFICATION

12.1 General Indemnification.

(a) By Vir. Except as expressly otherwise set forth in a Transaction Agreement, Vir shall indemnify, hold harmless, and defend Alnylam, its Affiliates, and their respective directors, officers, employees and agents (“Alnylam Indemnitees”) from and against any and all Third Party claims, suits, losses, liabilities, damages, costs, fees and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) to the extent such Losses arise out of or result from, directly or indirectly, (i) any breach of any representation or warranty made by Vir in the Transaction Agreements or any breach of any covenant or agreement of Vir in the Transaction Agreements, (ii) the negligence or willful misconduct of Vir and its Related Parties, and their respective directors, officers, employees and agents, in the performance of Vir’s obligations under the Transaction Agreements, or (iii) the Development, Manufacture or Commercialization of Licensed Products by Vir or its Related Parties, contractors, or distributors. Notwithstanding the foregoing, Vir shall have no obligation to indemnify the Alnylam Indemnitees to the extent that the Losses arise out of or result from, directly or indirectly, (1) any breach of any representation or warranty made by Alnylam in the Transaction Agreements, (2) any breach of any covenant or agreement of Alnylam in the Transaction Agreements, (3) the negligence or willful misconduct of any of the Alnylam Indemnitees or any other Alnylam Related Parties and their respective directors, officers, employees and agents, or (4) or the Development, Manufacture, or Commercialization of Licensed Products by Alnylam or its Related Parties, contractors, or distributors.

(b) By Alnylam. Except as expressly otherwise set forth in a Transaction Agreement, Alnylam shall indemnify, hold harmless, and defend Vir, its Affiliates and their respective directors, officers, employees and agents (“Vir Indemnitees”) from and against any and all Losses to the extent such Losses arise out of or result from, directly or indirectly, (i) any breach of any representation or warranty made by Alnylam in the Transaction Agreements or any breach of any covenant or agreement of Alnylam in the Transaction Agreements, (ii) the negligence or willful misconduct of Alnylam and its Affiliates, and their respective directors, officers, employees and agents, in the performance of Alnylam’s obligations under the Transaction Agreements, (iii) the Development or Manufacture of Licensed Products by Alnylam or its Related Parties, contractors, or distributors, (iv) the exercise by Alnylam or its Related Parties of its rights in Section 6.2(b), or (v) the Development, Manufacture, or Commercialization of Terminated Products by Alnylam or its Related Parties, contractors, or distributors. Notwithstanding the foregoing, Alnylam shall have no obligation to indemnify the Vir Indemnitees to the extent that the Losses arise out of or result from, directly or indirectly, (1) any breach of any representation or warranty made by Vir in the Transaction Agreements, (2) any breach of any covenant or agreement of Vir in the Transaction Agreements, (3) the negligence or willful misconduct of any of the Vir Indemnitees or any other Vir Related Parties and their respective directors, officers, employees and agents, or (4) the Development, Manufacture or Commercialization of Licensed Products by Vir or its Related Parties, contractors, or distributors.

12.2 Indemnification Procedure. In the event of any such claim against any Vir Indemnitee or Alnylam Indemnitee, the indemnified Party shall promptly notify the other Party in writing of the claim once the indemnified Party learns of it, and the indemnifying Party shall manage and control, at its sole expense, the defense of the claim and its settlement. The indemnified Party shall cooperate with the indemnifying Party, at the indemnifying Party’s reasonable request and expense, in the preparation and defense of the claim, and may, at the indemnified Party’s option and expense, be represented by counsel of its own choosing in any such action or proceeding. The indemnifying Party shall not be liable for any settlements, litigation costs or expenses incurred by any the indemnified Party without the indemnifying Party’s prior written authorization. The indemnifying Party shall not settle any such claim without the

EXECUTION VERSION

indemnified Party’s consent, not to be unreasonably withheld, conditioned, or delayed, unless such settlement requires only payments by the indemnifying Party and no admission of wrong-doing or fault by the indemnified Party. Notwithstanding the foregoing, if the indemnifying Party reasonably believes that any of the exceptions to its obligation of indemnification of the indemnified Party set forth in Section 12.1 may apply, the indemnifying Party shall promptly notify the indemnified Party, which shall then have the right to be represented in any such action or proceeding by separate counsel at its own expense; provided, that the indemnifying Party shall be responsible for payment of such expenses if the indemnified Party is ultimately determined to be entitled to indemnification from the indemnifying Party for the matters to which the indemnifying Party notified the indemnified Party that such exception(s) may apply.

12.3 General Limitation of Liability. NEITHER PARTY HERETO WILL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT AS A RESULT OF A PARTY’S WILLFUL MISCONDUCT, A MATERIAL BREACH OF THE CONFIDENTIALITY AND NON-USE OBLIGATIONS IN ARTICLE IX. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 12.3 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER SECTION 12.1.

12.4 Insurance. Each Party shall maintain insurance during the Term and for a period of at least [***] after the last commercial sale of any Licensed Product under this Agreement by such Party or its Related Parties, with a reputable, solvent insurer in an amount appropriate for its business and products of the type that are the subject of this Agreement, and for its obligations under this Agreement. Specifically, Vir shall maintain product liability insurance of at least [***] per occurrence prior to the Initiation of Clinical Studies by Vir, and at least [***] per occurrence thereafter. Upon reasonable request, each Party shall provide the other Party with evidence of the existence and maintenance of such insurance coverage.

ARTICLE XIII

DISPUTE RESOLUTION

13.1 Dispute Resolution. Should a dispute arise under this Agreement or any other Transaction Agreement that the Parties are not initially able to resolve, such dispute shall be referred to the Executive Officers (or their designees), who shall promptly initiate discussions in good faith to resolve such dispute. If such dispute is not resolved by the Executive Officers within [***] after the date the Executive Officers first met to consider such dispute (or such other period as may apply pursuant to Section 2.6), and neither Party has final decision-making authority as to such dispute pursuant to Section 2.6, and a Party wishes to pursue the matter, then except as otherwise expressly provided for in this Agreement or a Transaction Agreement, such Party may file suit to have such dispute adjudicated in a court of competent jurisdiction or the Parties may mutually agree to resolve such dispute in accordance with Section 13.2.

13.2 Arbitration.

(a) If the Parties do not resolve a dispute as provided in Section 13.1 and mutually agree to resolve such dispute through binding arbitration, then unless such dispute is an Excluded Claim, such dispute shall be resolved by binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce as then in effect (the “ICC Rules”), which ICC Rules are deemed to be incorporated by reference into this clause and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The decision rendered in any such arbitration will be final and not appealable.

EXECUTION VERSION

(b) The arbitration shall be conducted by a panel of three (3) arbitrators appointed in accordance with the ICC Rules, none of whom shall be a current or former employee or director, or a then-current stockholder, of either Party, their respective Affiliates, or any Sublicensee. The place of arbitration shall be [***], and all proceedings and communications shall be in English.

(c) It is the intention of the Parties that discovery, although permitted as described herein, will be limited except in exceptional circumstances. The arbitrators will permit such limited discovery necessary for an understanding of any legitimate issue raised in the arbitration, including the production of documents. No later than [***] after selection of the arbitrators, the Parties and their representatives shall hold a preliminary meeting with the arbitrators, to mutually agree upon and thereafter follow procedures seeking to assure that the arbitration will be concluded within [***] from such meeting. Failing any such mutual agreement, the arbitrators will design and the Parties shall follow procedures to such effect.

(d) Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall [***]. The arbitrators shall have the power to order that all or part of the legal or other costs incurred by a Party in connection with the arbitration be paid by the other Party. Any determination pursuant to this Section 13.2 that a Party is in material breach of its material obligations hereunder shall [***]. Each Party shall bear an equal share of the arbitrators’ and any administrative fees of arbitration.

(e) Except to the extent necessary to confirm or enforce an award or as may be required by applicable Laws, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy, or claim would be barred by the applicable New York statute of limitations.

(f) As used in this Section, the term “Excluded Claim” shall mean a dispute, controversy, or claim that concerns [***]. Disputes regarding Excluded Claims shall be brought in a court of competent jurisdiction in which such patent or trademark rights or copyright was granted or arose or in which such law or regulation applies.

13.3 Baseball Arbitration. Notwithstanding the provisions of Section 13.1, any dispute for which arbitration pursuant to this Section 13.3 is specifically provided for in this Agreement shall be finally decided by expedited arbitration in accordance with the following abbreviated dispute resolution procedures:

(a) If the dispute is not resolved within [***] after referral to the Party’s respective Executive Officers, then either Party may send the other Party a written notice that it wishes to resolve the dispute by using a neutral Third Party who is an expert with at least [***] of experience in area of the dispute (the “Neutral Expert”). The date of the other Party’s receipt of such written notices shall be the “Notice Date.”

EXECUTION VERSION

(b) Within [***] of the Notice Date, each Party shall notify the other Party in writing of its appointed Expert (each, a “Representative Expert”). The Representative Experts for each Party shall jointly appoint the Neutral Expert within [***].

(c) Within [***] after the appointment of the Neutral Expert, each Party shall submit to the other Party and the Neutral Expert a written summary regarding its position with respect to the dispute. Contemporaneously with the submission of its written summary regarding its position, each Party shall provide the other Party and the Neutral Expert with copies of all documents it relied upon in its written summary; provided that each Party may redact any portion of such documents which are covered by an applicable privilege or do not relate to the subject matter of this Agreement. Within [***] of receipt of the other Party’s written summary regarding its position, each Party may submit an opposition statement of no more than [***] in length (excluding exhibits and declarations). Neither Party will be allowed to conduct any discovery. Neither Party may have any communications (either written or oral) with the other Party’s Representative Experts or the Neutral Expert other than for the sole purpose of engaging the expert panel or as expressly permitted in this Section 13.3; provided, that oral presentations and follow-up written submissions may be made to the Neutral Expert at such Neutral Expert’s request. The Neutral Expert may consult in writing with the Representative Experts regarding the submissions made by either Party; provided that both Representative Experts are aware of such consultation and provided an opportunity to respond. Evaluating each Party’s written submissions, the Neutral Expert shall, within [***] of receipt of the written opposition statement, select in total, either Vir’s submission or Alnylam’s submission. Such decision shall be final, binding, and not appealable.

(d) [***].

ARTICLE XIV

MISCELLANEOUS

14.1 Governing Law. This Agreement shall be construed and the respective rights of the Parties determined according to the substantive laws of the State of New York, U.S.A., excluding (a) any of its conflicts of laws principles to the contrary; (b) the United Nations Conventions on Contracts for the International Sale of Goods; (c) the 1974 Convention on the Limitation Period in the International Sale of Goods; and (d) the Protocol amending the 1974 Convention on the Limitation Period in the International Sale of Goods, done at Vienna, April 11, 1980.

14.2 Waiver of Jury Trial. The Parties hereby (a) irrevocably submit to the jurisdiction of the state and federal courts in the State of New York and agree that all claims shall be heard and determined in any such court; (b) waive any defense of inconvenient forum to the maintenance of any such claims and further agree not to bring any such claims in any other court; (c) irrevocably consent to service of process by certified mailing, postage prepaid, or delivering such service to the Party at its respective notice address set forth in Section 14.5; (d) waive any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Agreement or under any amendment, instrument, document or agreement delivered in connection herewith or hereafter and agree that any such action or proceeding shall be tried before a court and not before a jury; and (e) agree that a final judgment shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity. Notwithstanding anything to the contrary in this Section 14.2, either Party may seek injunctive relief in any court in any jurisdiction where appropriate.

EXECUTION VERSION

14.3 Assignment. Except as provided in this Section 14.3, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party. However, either Party may, without the other Party’s consent, assign or otherwise transfer this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate or to a Person that acquires, by merger, sale of assets or otherwise, all or substantially all of the business of the assigning Party to which the subject matter of this Agreement relates; provided, however, [***].

14.4 Entire Agreement; Amendments. This Agreement, together with that certain Commitment Letter entered into by and between the Parties on the Commitment Letter Date and the Stock Purchase Agreement, contain the entire understanding of the Parties with respect to the subject matter hereof, and supersede all previous arrangements with respect to the subject matter hereof, whether written or oral, including the Confidential Disclosure Agreement. This Agreement (including the Schedules hereto) may be amended, or any term hereof modified, only by a written instrument duly-executed by authorized representatives of both Parties.

14.5 Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

Notices to Alnylam shall be addressed to:

[***]

with a copy that shall not constitute notice to:

[***]

Notices to Vir shall be addressed to:

[***]

with a copy that shall not constitute notice to:

[***]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered on a Business Day (or if delivered or sent on a non-Business Day, then on the next Business Day); (b) on receipt if sent by overnight courier; and/or (c) on receipt if sent by mail.

EXECUTION VERSION

14.6 Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any Governmental Authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

14.7 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against any Party.

14.8 Headings. The captions or headings of the Sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

14.9 No Implied Waivers; Rights Cumulative. No failure on the part of Alnylam or Vir to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

14.10 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the Parties shall substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions, which valid provisions best reflect the original intent of the Parties and in their economic effect are sufficiently similar to the invalid, illegal or unenforceable provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalid, illegal or unenforceable of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid, illegal or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal or unenforceable provisions.

14.11 Interpretation. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Laws herein shall be construed as referring to such Laws as they from time to time may be enacted, repealed or amended, (c) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (d) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) any reference herein to the words “mutually agree” or “mutual written agreement” shall not impose any obligation on either Party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such Party may determine in such Party’s sole discretion, (f) all references herein to Articles, Sections, Exhibits or Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement, (g) the word “or” shall be construed to have the same meaning and effect as “and/or” unless the context dictates otherwise because the subjects of the conjunction are mutually exclusive, and (h) a term not defined herein but reflecting a different part of speech than a term which is defined herein shall be interpreted in a correlative manner.

EXECUTION VERSION

14.12 Actions of Affiliates. Each Party shall be liable for any failure by its Affiliates to comply with the restrictions, limitations and obligations set forth in this Agreement. Neither Party shall permit any of its Affiliates to commit any act (including any act of omission) that such Party is prohibited hereunder from committing directly. To the extent that the rights granted to a Party hereunder may be and are exercised by an Affiliate of such Party, such Affiliate shall be bound by the corresponding obligations of such Party.

14.13 Relationship of the Parties. It is expressly agreed that Alnylam and Vir are independent contractors and that the relationship between the two Parties will not constitute a partnership, joint venture, or agency. Neither Alnylam nor Vir will have the authority to make any statements, representations, or commitments of any kind, or to take any action, which will be binding on the other Party, without the prior written consent of the other Party. Nothing contained in this Agreement shall be deemed to make any member of the JSC or any subcommittee (or any other committees or working groups) a partner, agent, or legal representative of the other Party, or to create any fiduciary relationship for any purpose whatsoever. Except as may be explicitly provided in this Agreement, no member of the JSC, any subcommittee (or any other committee or working group) will have any authority to act for, or to assume any obligation or responsibility on behalf of, any other member of (or any other committee or working group) of the other Party.

14.14 Binding Effect; No Third Party Beneficiaries. As of the Effective Date, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as expressly set forth in this Agreement, no Person other than the Parties and their respective Affiliates and permitted assignees hereunder shall be deemed an intended third party beneficiary hereunder or have any right to enforce any obligation of this Agreement.

14.15 Further Assurances. Each Party agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such additional assignments, agreements, documents and instruments, as the other Party may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure of and confirm unto such other Party its rights and remedies under, this Agreement.

14.16 Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

[Remainder of This Page Intentionally Left Blank]

EXECUTION VERSION

IN WITNESS WHEREOF, Alnylam and Vir have caused this Agreement to be duly executed by their authorized representatives, as of the Effective Date.

ALNYLAM PHARMACEUTICALS, INC.

By:	/s/ John Maranganore
Name: John Maraganore
Title: Chief Executive Officer

VIR BIOTECHNOLOGY, INC.

By:	/s/ George Scangos
Name: George Scangos, Ph.D.
Title: Chief Executive Officer

SCHEDULE A

ALNYLAM IN-LICENSES AND EXISTING ALNYLAM THIRD PARTY AGREEMENTS

[***]

SCHEDULE A-1

CERTAIN EXISTING ALNYLAM IN-LICENSES

[***]

SCHEDULE B

ALN- HBV AND ALN-HBV02

[***]

SCHEDULE C-1

ALNYLAM CORE TECHNOLOGY PATENT RIGHTS

(See attached)

[***]

SCHEDULE C-2

ALNYLAM PRODUCT-SPECIFIC PATENT RIGHTS

(See attached)

[***]

SCHEDULE D

ID TARGETS, RESERVED TARGETS AND ID COLLABORATION TARGETS

[***]

SCHEDULE E

PROFIT-SHARING AGREEMENT TERMS

[***]

SCHEDULE F

HBV PROGRAM DEVELOPMENT PLAN

[***]

SCHEDULE G

STOCK PURCHASE AGREEMENT

(See attached)

SCHEDULE H

[INTENTIONALLY OMITTED]

SCHEDULE I

ALNYLAM DISCLOSURE SCHEDULE

[***]

SCHEDULE J

ALNYLAM DC WORKPLAN TEMPLATE

[***]

SCHEDULE K

PROFIT-SHARING OPTION DATA PACKAGE

[***]